SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Iowa Telecommunications Services, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 14, 2007

To Our Shareholders:

The 2007 annual meeting of shareholders of Iowa Telecommunications Services, Inc. (“Iowa Telecom”) will be held at the Sodexho DMACC Conference Center, 600 North 2nd Avenue West, Newton, Iowa 50208 on Thursday, June 14, 2007 at 10:00 AM central time. At the meeting, shareholders will act on the following matters:

1.	Election of two directors to serve as Class III directors whose terms will expire in 2010 (Proposal No. 1);

2.	Adoption of Iowa Telecom’s 2007 Employee Stock Purchase Plan (Proposal No. 2);

3.	Adoption of Amendment No. 1 to Iowa Telecom’s 2005 Stock Incentive Plan (Proposal No. 3);

4.	Approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, hereinafter referred to as independent auditors, for the year ending December 31, 2007 (Proposal No. 4); and

5.	Any other matters that properly come before the meeting.

Only shareholders of record at the close of business on April 23, 2007 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

We hope that as many shareholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,

Donald G. Henry
Vice President, General Counsel and Secretary

April 23, 2007

i

ii

Iowa Telecommunications Services, Inc. 115 S. Second Avenue West Newton, Iowa 50208

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Iowa Telecommunications Services, Inc. (“Iowa Telecom” or the “Company”) to be held on Thursday, June 14, 2007, beginning at 10:00 AM central time, at Sodexho DMACC Conference Center, 600 North 2nd Avenue West, Newton, Iowa 50208, and at any postponement or adjournment of the meeting. The approximate date of mailing for this proxy statement and proxy card as well as a copy of Iowa Telecom’s 2006 Annual Report is April 27, 2007.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At Iowa Telecom’s annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of two directors to serve as Class III directors whose terms will expire in 2010;

•	adoption of Iowa Telecom’s 2007 Employee Stock Purchase Plan;

•	adoption of Amendment No. 1 to Iowa Telecom’s 2005 Stock Incentive Plan; and

•	the approval and ratification of the appointment of Deloitte & Touche LLP as our independent auditors.

In addition, management will report on our performance during 2006 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, April 23, 2007, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of April 23, 2007, the record date, 31,711,480 shares of Iowa Telecom’s common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder as of the record date and attend the meeting, you may deliver your completed proxy card in person. If you are a “street name” shareholder, you should refer to the information forwarded by your bank, broker or other holder of record to see the procedures for voting your shares. If you are a “street name” shareholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with Iowa Telecom’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. If you are a “street name” shareholder, you may vote in person at the annual meeting if you obtain a proxy as described in the answer to the previous question. The powers of the proxy holders with regard to your shares will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Can I vote by telephone or electronically?

No. We have not instituted any mechanism for telephone or electronic voting. “Street name” shareholders, however, may be able to vote electronically through their bank, broker or other holder of record. If so, instructions regarding electronic voting will be provided by the broker as part of the package which includes this proxy statement.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	for the election of the nominated slate of directors (see page 10 of this proxy statement);

•	for the adoption of Iowa Telecom’s 2007 Employee Stock Purchase Plan (see page 30 of this proxy statement);

•	for the adoption of Amendment No. 1 to Iowa Telecom’s 2005 Stock Incentive Plan (see page 31 of this proxy statement); and

•	for the approval and ratification of the appointment of Deloitte & Touche LLP as Iowa Telecom’s independent auditors (see page 38 of this proxy statement).

Pursuant to the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of directors. The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors. A properly executed proxy card marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other proposals. For each other proposal, the affirmative vote of the holders of a majority of the shares actually voting on the proposal will be required for approval. A properly executed proxy card marked “ABSTAIN” with respect to any such matter will not be voted on such matter and will not affect the outcome of any matter, although it will be counted for purposes of determining whether there is a quorum.

Broker non-votes. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum. Broker non-votes will not affect the outcome of any matter.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth the beneficial ownership of Iowa Telecom common stock held by (i) each person or group of persons known to Iowa Telecom to beneficially own more than five percent (5%) of the outstanding shares of our common stock, (ii) each Iowa Telecom director, (iii) each executive officer of Iowa Telecom named in the Summary Compensation Table on page 22 of this proxy statement, and (iv) Iowa Telecom’s executive officers and directors as a group. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. The information in the following table and footnotes is taken from or is based upon filings made by such persons with the SEC, or upon information provided by such persons. All information is as of April 23, 2007 unless otherwise noted.

Name and address of beneficial owner or identity of group(1)	Aggregate number of shares beneficially owned(2)	Percent of shares outstanding(3)
NFJ Investment Group L.P.(4)	1,799,000	5.67%
Norman C. Frost	6,000	*
Brian G. Hart	3,000	*
Kevin R. Hranicka	—	—
Craig A. Lang	—	—
H. Lynn Horak	—	—
Kendrik E. Packer	2,078	*
Alan L. Wells	499,004	1.55%
Craig A. Knock	91,332	*
Brian T. Naaden	56,232	*
Dennis R. Kilburg	71,332	*
Donald G. Henry	33,195	*
All executive officers and directors as a group (15 persons)	957,652	2.96%

*	Represents less than 1% of Iowa Telecom’s outstanding common stock.
(1)	Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares set forth opposite their names. The address of all executive officers and directors is c/o Iowa Telecommunications Services, Inc., 115 S. Second Avenue West, Newton, Iowa 50208.
(2)	Includes the following numbers of shares subject to options to purchase common stock of Iowa Telecom which are currently exercisable or exercisable within 60 days of April 23, 2007 and shares of unvested restricted stock:

Name	Unexercised Options (#)	Restricted Stock (#)
Alan L. Wells	407,116	75,000
Craig A. Knock	46,232	45,000
Brian T. Naaden	28,232	28,000
Dennis R. Kilburg	55,232	16,100
Donald G. Henry	15,195	18,000

(3)	The applicable percentage of shares outstanding for each beneficial owner is calculated by dividing (i) the number of shares deemed to be beneficially owned by such person as of April 23, 2007 by (ii) the sum of (A) the number of shares of common stock outstanding as of April 23, 2007 plus (B) the number of shares issuable upon exercise of options held by such shareholder which were exercisable as of April 23, 2007 or which will become exercisable within 60 days after April 23, 2007.

(4)	NFJ Investment Group L.P.’s address is 2100 Ross Avenue, Suite 1840, Dallas, Texas 75201. The information set forth in the table pertaining to NFJ Investment Group L.P. and in this footnote is as reported on a statement on Schedule 13G/A filed on February 9, 2007.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. To Iowa Telecom’s knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our executive officers, directors and 10% shareholders complied during 2006 with the reporting requirements of Section 16(a) of the Exchange Act.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

The board of directors has determined that Messrs. Hranicka, Packer, Frost, Lang, Horak and Hart are independent directors in accordance with Section 303A of the New York Stock Exchange (“NYSE”) corporate governance listing standards because none of them are believed to have any direct or indirect material relationships that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. In addition, the board has adopted Corporate Governance Guidelines which conform to or are more exacting than the NYSE listing standards and has determined that Messrs. Hranicka, Packer, Frost, Lang, Horak and Hart are independent under these guidelines. A copy of our Corporate Governance Guidelines may be found on our website at www.iowatelecom.com and is available in print to any shareholder who requests it. Mr. Wells is not considered independent under the NYSE listing standards because he currently serves as an executive officer of Iowa Telecom.

How are directors compensated?

We pay our non-employee directors an annual retainer of $25,000. Each non-employee director may elect to receive up to half of the annual retainer in shares of our common stock. Board members also are paid $1,000 for each board meeting attended in person, $500 for each board committee meeting attended in person and $500 for each board or board committee meeting attended by means of a telephone conference call. In addition, the Chairman of the Audit Committee receives an additional annual retainer of $5,000. We promptly reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings. Under our director compensation policy, a director who also serves as an executive officer receives compensation solely for acting in such capacity as an executive officer. The compensation levels for our directors are currently determined by our Nominating and Governance Committee. The following table details compensation to our non-executive directors in 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Norman C. Frost	$37,000	$—	$—	$—	$—	$—	$37,000
Brian G. Hart(3)	71,500	—	—	—	—	—	71,500
Kevin R. Hranicka	35,500	—	—	—	—	—	35,500
Craig A. Lang	37,500	—	—	—	—	—	37,500
Kendrik E. Packer	23,000	12,500	—	—	—	—	35,500

(1)	Fees include the annual cash retainer, as well as meeting and other fees. Non-employee directors receive an annual retainer of up to $25,000 in cash. Non-employee directors also are paid $1,000 for each board meeting attended in person, $500 for each board committee meeting attended in person and $500 for each board or board committee meeting attended by means of a telephone conference call. In addition, the Chairman of the Audit Committee receives an additional annual retainer of $5,000.
(2)	Represents the value of 779 shares of our Common Stock that Mr. Packer received based on his voluntary election on January 11, 2006. The shares are fully vested.
(3)	Mr. Hart joined the Board of Directors on November 8, 2005. All fees earned for 2005 were not paid until 2006.

How often did the board meet during 2006?

The board met eight times during 2006. Each director attended at least 75% of the total number of meetings of the board and committees on which he served. In 2006, the non-employee directors of the board met four times in executive session.

How many directors attended the 2006 annual meeting of shareholders?

Each director is expected to make a reasonable effort to attend all board and board committee meetings. Iowa Telecom does not require directors to attend the annual meeting of shareholders. The 2006 annual meeting was attended by three directors.

What committees has the board established?

The board of directors has standing Audit, Nominating and Governance, and Compensation committees. The membership of the standing committees is as follows:

Name	Audit Committee	Nominating and Governance Committee	Compensation Committee

Kevin R. Hranicka	*	*
Kendrik E. Packer	*	*
Norman C. Frost	*		*
Craig A. Lang		*	*
Brian G. Hart	*		*
H. Lynn Horak
Alan L. Wells

*	Member

Audit Committee. The Audit Committee consists of Messrs. Hart, Hranicka, Packer and Frost, with Mr. Hart serving as Chair. The board has determined that all members of the Audit Committee are independent, as defined in Section 303A of the NYSE corporate governance listing standards and Section 10A(m)(3) of the Exchange Act. Each of the members is able to read and understand financial statements, including a balance sheet, income statement and statement of cash flow, and is financially literate as determined by Iowa Telecom’s board in its business judgment. The board has determined that in addition to being independent, each of Messrs. Hart, Packer and Frost is an “audit committee financial expert” as such term is defined under the applicable SEC rules. The Audit Committee met five times in 2006. The board has adopted an Audit Committee Charter, which may be found on our website at www.iowatelecom.com and is available in print to any shareholder who requests it. The charter describes the primary functions of the Audit Committee, which are to assist the board of directors in its oversight of:

•	the financial reporting process and internal control system;

•	the independent registered public accounting firm’s qualifications and independence;

•	compliance with legal, ethical and regulatory matters; and

•	the performance of our internal audit function and our independent registered public accounting firm.

Our Audit Committee is also responsible for the following:

•	conducting an annual performance evaluation of the Audit Committee;

•	compensating, retaining and overseeing the work of our independent registered public accounting firm; and

•

establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The “Report of the Audit Committee of the Board of Directors” is presented on page 37 of this proxy statement.

Nominating and Governance Committee. The Nominating and Governance Committee consists of Messrs. Packer, Hranicka and Lang, with Mr. Packer serving as Chair. The board has determined that all members of the Nominating and Governance Committee are independent, as defined in Section 303A of the NYSE corporate governance listing standards. The Nominating and Governance Committee met one time in 2006. The purpose of the Nominating and Governance Committee is to:

•

establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	make recommendations regarding proposals submitted by our shareholders;

•	make recommendations to our board of directors regarding corporate governance matters and practices; and

•	oversee the evaluation of our board of directors and management.

The board has adopted a Nominating and Governance Committee Charter, a copy of which may be found on our website at www.iowatelecom.com and is available in print to any shareholder who requests it. The Nominating and Governance Committee will consider candidates for board membership that shareholders recommend. Shareholders may recommend candidates for consideration by the Nominating and Governance Committee by mailing a written notice to the Nominating and Governance Committee in care of the Secretary of Iowa Telecom. Such recommendations for the 2008 annual meeting of shareholders must be received by Iowa Telecom no later than December 31, 2007. The written notice must include the following information regarding each person whom the shareholder proposes to nominate for election or reelection as a director: the name, age, business address and, if known, the residential address of such person; the principal occupation or employment of such person; the class, series and number of shares of the corporation which are owned beneficially and of record by such person; all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Exchange Act and the rules and regulations promulgated thereunder; and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. In addition, the written notice must include the following information regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner; the class, series and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner; a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting; and any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

The charter of the Nominating and Governance Committee sets forth the criteria for identifying and recommending new candidates to serve as directors. In considering potential candidates for the board, the Nominating and Governance Committee will give consideration to director candidates recommended by shareholders and the Nominating and Governance Committee’s own candidates, provided that the shareholder recommendations are made in accordance with the procedures described above. Candidates will be interviewed by the Nominating and Governance Committee to evaluate the following, among other qualifications it may deem appropriate:

•

experience as a board member of another publicly-traded corporation, experience in industries or with technologies relevant to Iowa Telecom, accounting or financial reporting experience, or such other professional experience which the Nominating and Governance Committee determines qualifies an individual for board service;

•

candidates’ business judgment and even temperament, high ethical standards, a healthy view of the relative responsibilities of a board member and management, independent thinking, articulate communication and intelligence; and

•

any other factors, as the Nominating and Governance Committee deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board.

Current directors standing for reelection are not required to participate in an interview process. All of the directors named on the proxy card are standing for reelection.

Compensation Committee. The Compensation Committee consists of Messrs. Lang, Hart and Frost, with Mr. Lang serving as Chair. The board has determined that all members of the Compensation Committee are independent, as defined in Section 303A of the NYSE corporate governance listing standards.

The Compensation Committee is charged with:

•

reviewing and approving goals and objectives relating to the compensation of our Chief Executive Officer and, based upon a performance evaluation, determining and approving the compensation of the Chief Executive Officer;

•	reviewing and approving the evaluation process and compensation structure for our executive officers; and

•	producing reports on executive compensation to be included in our public filings with the SEC.

The Compensation Committee met eleven times in 2006. The board has adopted a Compensation Committee Charter, a copy of which may be found on our website at www.iowatelecom.com and is available in print to any shareholder who requests it.

The Compensation Committee Charter grants the Committee the power to retain and terminate compensation consultants and the sole authority to approve a consultant’s fees and other terms of engagement. In 2005, the Committee retained Mercer Consulting, a global human resources consulting firm, to assist in reviewing the compensation program for executives in light of the Company’s status as a publicly traded company. Mercer Consulting had performed no prior services for the Company and had no relationship with management of the Company. In October 2006, the Committee retained Frederic W. Cook & Co. (“Cook”), a consulting firm specializing in executive compensation, as its independent advisor. Cook provides the Committee with information on industry pay practices and general advice on compensation design and levels. Cook had performed no prior services to the Company and does no other work with the Company.

Generally, the only executive officer that attends the meetings is Mr. Wells, who acts as secretary of the meeting. Final decisions regarding Mr. Wells’ compensation are made by the Compensation Committee in executive session, excluding all members of management. Decisions regarding Mr. Wells are then communicated by the Compensation Committee to Mr. Wells. Mr. Wells is responsible for implementing all approved changes. Decisions regarding the other executive officers are communicated by Mr. Wells to the individuals. Mr. Wells manages the administrative aspects of the Company’s relationship with its compensation consultant, as well as the calculation and presentation to the Compensation Committee of proposed executive annual salaries, annual cash incentive awards, and long-term incentive awards, except for himself which is determined solely by the Committee. Mr. Wells also occasionally relies on Mr. Knock, our Vice President, Chief Financial Officer and Treasurer, to calculate and review the Company’s Adjusted EBITDA and other business metrics, which are relevant performance measures under our annual incentive program. Mr. Henry, Vice President, General Counsel and Corporate Secretary, is involved with respect to legal and Securities and Exchange Commission (SEC) issues relating to executive compensation, including reporting and disclosure issues.

The “Report of the Compensation Committee of the Board of Directors” is presented on page 21 of this proxy statement.

Executive Sessions

Executive sessions or meetings of outside (non-management) directors without management present were held four times in 2006. Mr. Craig A. Lang, our lead director, serves as the presiding director of the executive sessions. The outside directors reviewed the report of the independent auditor, the criteria upon which the performance of the Chief Executive Officer and other senior managers was evaluated, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers, and any other relevant matters. Meetings were also held from time to time with the Chief Executive Officer for a general discussion of relevant subjects.

Communications with Directors

The board has implemented a process by which our shareholders or other interested parties may send written communications to the board’s attention. Any shareholder desiring to communicate with our board, our lead director, or one or more of our directors may send a letter addressed to the Iowa Telecom Board of Directors c/o Donald G. Henry, Vice President, General Counsel and Secretary, Iowa Telecommunications Services, Inc., 115 S. Second Avenue West, P.O. Box 1046, Newton, Iowa 50208-1046. The Secretary has been instructed by the board to promptly forward all communications so received to the full board or the individual board member(s) specifically addressed in the communication.

Communications will be distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded, including spam, junk mail and mass mailings, consumer complaints and inquiries, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material deemed by the Secretary to be unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found on our website at www.iowatelecom.com and is available in print to any shareholder who requests it. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

•	our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties;

•

our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Iowa Telecom; and

•	our directors, officers and employees should not disclose any confidential information of Iowa Telecom or its suppliers, customers or other business partners.

We also are committed to providing our shareholders and investors with full, fair, accurate and understandable disclosure in the reports that we file with the SEC. We will comply with all laws and governmental regulations that are applicable to our activities, and expect all of our directors, officers and employees to do the same.

Our board of directors and Audit Committee have established the standards in the Code and oversee compliance with the Code. The board has also created the position of Ethics Officer to assist in the administration of the Code and adherence to the Code. Donald G. Henry has been appointed as the Ethics Officer, and as Ethics Officer he reports directly to the board. Directors, officers and employees must report any known or suspected violations of the Code to the Ethics Officer or the Chairman of the Audit Committee or our board of directors. If it is determined that the Code has been violated, Iowa Telecom will take necessary corrective action reasonably calculated to address and correct the alleged violation.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our restated articles of incorporation provide that our board of directors is divided into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term and until successors of such directors are duly elected and qualified. The class that will stand for election in 2007 is Class III.

In addition, Iowa law requires that a director elected to fill a vacancy on the board of directors stand for election at the next shareholders’ meeting at which directors are elected. One of our directors, H. Lynn Horak, was elected to fill a vacancy after the 2006 annual meeting of shareholders. Iowa law requires that he stand for election at the 2007 Annual Meeting.

The Nominating and Governance Committee has recommended, and the board also recommends, that the shareholders elect the nominees designated below to serve as directors. More specifically, it is recommended that Craig A. Lang and H. Lynn Horak be elected at this year’s Annual Meeting to serve as Class III directors whose terms will expire at the 2010 annual meeting of shareholders or when their successors are duly elected and qualified.

The nominees for election to the office of director, and certain information with respect to their backgrounds and the background of the non-nominee directors, are set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as directors. Each of the nominees named herein presently serves as a director of the Company. In the event any of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute. The board has no reason to believe that any of the nominees named herein will be unable to serve if elected.

Nominees standing for election to the board

Name	Age	Current Position With Company
Craig A. Lang	55	Class III Director
H. Lynn Horak	61	Class III Director

Non-nominees continuing to serve in the office of director

Name	Age	Current Position With Company
Norman C. Frost	52	Class II Director
Brian G. Hart	51	Class I Director
Kevin R. Hranicka	54	Class II Director
Kendrik E. Packer	45	Class II Director
Alan L. Wells	48	President, Chief Executive Officer, Class I Director and Chairman

Business experience of nominees to the board

Craig A. Lang. Mr. Lang has served on the board of directors of Iowa Telecom since August 2005 and serves as our lead director. He has been the president of the Iowa Farm Bureau Federation (IFBF) since 2001 and has been affiliated with the IFBF board since 1992 when he was elected as a district representative. In addition, he also serves as chairman of the board of FBL Financial Group, Inc. (NYSE: FBL) and as president of Farm Bureau Life Insurance Company. Mr. Lang also serves on the Board of Regents for the State of Iowa, the American Farm Bureau Federation board of directors, representing the Midwest Region, and is director of Farm Bureau Bank. For six years, he served as a director on the GROWMARK board and three years as a director on the Cattlemen’s Beef Board. He is also past chairman of the Iowa Values Fund Board and past vice chairman of the Iowa Economic Development Board.

H. Lynn Horak. Mr. Horak has served on the board of directors of Iowa Telecom since April 2007. He currently is regional chairman for Wells Fargo Regional Banking, and has held many positions with Wells Fargo Bank since 1972, including executive vice president and chief financial officer from 1981 to 1986 and president and chief operating officer from 1986 to 2003. He serves or has served on the Drake University Board of Trustees, the University of Northern Iowa Board of Trustees, and the Central Baptist Theological Seminary Board of Trustees, as well as the Iowa Bankers Association Board of Directors and the United Way of Central Iowa Board. Mr. Horak is also active in his support of many civic organizations, including the March of Dimes, Children & Families of Iowa, the Juvenile Diabetes Foundation, and the United Negro College Fund. Mr. Horak was elected to the Iowa Business Hall of Fame and is a past recipient of the Drake University College of Business’ community leadership award.

Business experience of continuing directors

Kevin R. Hranicka. Mr. Hranicka has served on the board of directors of Iowa Telecom since February 2003 and is also a director of Iowa Network Services, Inc. He has over 30 years of telecommunications industry experience and is the General Manager of the Van Buren Telephone Company (Van Buren) in Keosauqua, Iowa. Prior to joining Van Buren, Mr. Hranicka served as Plant Manager for Northern Arkansas Telephone Company and held various managerial and supervisory positions with GTE Midwest Incorporated and Continental Telephone. Mr. Hranicka serves on the board of directors of the National Telecommunications Cooperative Association and on various committees associated with the Rural Iowa Independent Telephone Association and the Iowa Telecommunications Association.

Kendrik E. Packer. Mr. Packer has served on the board of directors of Iowa Telecom since August 2005. He is a Managing Partner with Financial Advisory Partners, Inc., which he founded in 1997, where he consults with clients on merger and acquisition transactions and private financings. Prior to forming Financial Advisory Partners, Mr. Packer held several positions in corporate finance since 1984, including senior vice president with Everen Securities, Kemper Securities and R.G. Dickinson & Company.

Norman C. Frost. Mr. Frost has served on the board of directors of Iowa Telecom since March 2006. He currently is a private investor. He was a Managing Director of Legg Mason Wood Walker, Inc. and head of the firm’s Technology sector in the Investment Banking Department from 1998 to 2005. Mr. Frost worked as an investment banker for over 25 years, focusing primarily on the telecommunications industry, where he executed a wide range of assignments for his clients including international and domestic merger and acquisition advisories, valuations, public and private equity and debt offerings, and project financings. Mr. Frost began his investment-banking career at The First Boston Corporation, spent several years as a Managing Director in the Communications Group at Bear, Stearns & Co. Inc. and prior to joining Legg Mason, was a Managing Director in the Telecommunications Group at Smith Barney, Inc. Mr. Frost also serves on The Maryland Zoological Society Board of Trustees, Tissue Banks International Board of Trustees, and as an Anthem Capital II, L.P. Advisory Board Member.

Brian G. Hart. Mr. Hart has served on the board of directors of Iowa Telecom since November 2005. He currently is President of Hart Financial, LLC, a registered investment advisor providing financial planning and investment advisory services. Mr. Hart previously served as Vice President and Chief Financial Officer of Pioneer Hi-Bred International, Inc. and has held various other accounting, finance and auditing positions, including Partner at McGladrey & Pullen. Mr. Hart is a certified public accountant and a registered investment advisor. Mr. Hart also serves on the Des Moines University Board of Trustees, on the Executive Committee of the Board of the Civic Center of Greater Des Moines, on the Luther College Board Investment Committee, and on the Greater Des Moines Community Foundation Investment Committee. Previously, he served on many community boards and organizations. Mr. Hart is also a director of two privately held businesses.

Alan L. Wells. Mr. Wells is President and Chief Executive Officer of Iowa Telecom, and Chairman of our board of directors. He joined us in 1999 as President and Chief Operating Officer, and was appointed to the role of President and Chief Executive Officer in 2002. Prior to joining Iowa Telecom, Mr. Wells was Senior Vice

President and Chief Financial Officer at MidAmerican Energy Holdings Company (MidAmerican), a Des Moines, Iowa-based electric and gas utility holding company, from 1997 until 1999. During the same period, Mr. Wells also served as President of MidAmerican’s non-regulated businesses. Mr. Wells held various executive and management positions with MidAmerican, its subsidiaries, and Iowa-Illinois Gas and Electric, one of its predecessors, from 1993 through 1999. Prior to that, Mr. Wells was with Deloitte Consulting (previously Deloitte & Touche Consulting) and previously held various positions with the Public Utility Commission of Texas and Illinois Power Company. Mr. Wells is a certified public accountant, and serves on the board of directors of the United States Telecommunications Association, the Newton Development Corporation, and Progress Industries.

Board recommendation and shareholder vote required

The board of directors recommends a vote FOR the election of each of the nominees named above (Proposal No. 1 on the proxy card). The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

The following is a description of the background of the executive officers of Iowa Telecom who are not directors:

David M. (Mike) Anderson. Mr. Anderson is our Vice President—External Affairs and Marketing. Mr. Anderson is responsible for all of our state and federal regulatory and legislative activities. He is also responsible for our marketing organization, which includes development and implementation of product and marketing plans that support our statewide core businesses. His responsibilities also include the operation of our wholesale services group, which manages and services our business relationships with competitive local carriers and wireless carriers. In addition, he is responsible for the activities of our corporate communications group. Prior to joining Iowa Telecom in 2000 in conjunction with the GTE Midwest Incorporated acquisition, Mr. Anderson spent 21 years with GTE Midwest Incorporated in various management positions involving regulatory and legislative policy development and implementation. From 1989 to 2000, Mr. Anderson was Director of External Affairs for GTE Midwest Incorporated’s Midwest operations group. In that position he managed GTE Midwest Incorporated’s regulatory and legislative activities in Iowa, Missouri, Nebraska and Minnesota. He is a past President and past Director of the Iowa Telecommunications Association. He has also served on the board of directors of the Nebraska, Minnesota and Missouri Telephone Associations. He is currently a member of the Board of the Universal Service Administration Company (USAC).

Charles J. Bruggemann. Mr. Bruggemann is our Vice President—Operations. Mr. Bruggemann is responsible for our field force operations, including our central office, service provisioning, dispatch and repair activities. He is also responsible for external contract labor associated with outside plant activities, and for buildings, fleet and supply operations. Prior to joining Iowa Telecom in 2000 in conjunction with the GTE Midwest Incorporated acquisition, Mr. Bruggemann held several positions with GTE Midwest Incorporated. From 1997 to 2000, he was General Manager, Customer Operations for the Midwest Division and had overall responsibility for service operations in the states of Iowa, Nebraska and Minnesota. Prior to that assignment, Mr. Bruggemann held various technical and managerial positions with GTE Midwest Incorporated. Mr. Bruggemann has over 34 years of telecommunications operations experience. Mr. Bruggemann currently serves as president of Iowa One Call, a non-profit organization.

Donald G. Henry. Mr. Henry is our Vice President, General Counsel and Secretary. From 1999 until he joined Iowa Telecom in 2003, Mr. Henry represented the Office of Consumer Advocate in administrative proceedings before the Iowa Utilities Board relating to telecommunications law and policy and in various judicial proceedings. Between 1992 and 1999, Mr. Henry served as administrative law judge for the Utilities Division of the Iowa Department of Commerce, on behalf of the Iowa Utilities Board. Prior to that time, Mr. Henry was in private law practice. Mr. Henry received his law degree from the University of Michigan and holds a masters degree in economics from the University of Iowa.

Lon M. Hopkey. Mr. Hopkey is our Vice President—Corporate Development. Mr. Hopkey is responsible for our competitive local exchange carrier operations and for growth initiatives including strategic acquisitions and divestitures. Prior to joining Iowa Telecom in 1999, Mr. Hopkey held several positions with MidAmerican Energy Company. From 1996 to 1999, Mr. Hopkey was Manager Corporate Development for MidAmerican, with responsibilities for completing purchase and sale transactions for various non-regulated entities and for evaluating business combinations for MidAmerican. From 1997 to 1999, Mr. Hopkey was responsible for running several nonregulated entities of MidAmerican. From 1990 through 1996, Mr. Hopkey held various corporate finance positions with MidAmerican and its predecessor companies. Mr. Hopkey has a Masters of Business Administration degree and a Bachelor of Science degree in Biomedical Engineering from the University of Iowa.

Dennis R. Kilburg. Mr. Kilburg is our Vice President—Engineering. Mr. Kilburg is responsible for all network planning, all capital expenditures related to network infrastructure and all network technical support. Prior to joining Iowa Telecom in 1999, Mr. Kilburg was the Director of Advanced Network Products at Iowa

Network Services, Inc. From 1994 until 1998, Mr. Kilburg managed Hickory Tech Corporation’s telecommunications operations within Iowa. Prior to joining Hickory Tech, Mr. Kilburg worked in various management roles for GTE Midwest Incorporated and Contel Corporation from 1985 until 1994, and with the Preston Telephone Co. from 1971 until 1985. Mr. Kilburg has over 35 years of experience in telecommunications operations and engineering.

Craig A. Knock. Mr. Knock is our Vice President, Chief Financial Officer and Treasurer. From 1998 until he joined us in January 2000, he served as the Vice President and Chief Financial Officer for Racom Corporation, a wireless telecommunications company in Iowa. From 1993 until 1998, he was the Vice President and Chief Financial Officer and Treasurer for Atlantic Tele-Network, Inc., a publicly-held telecommunications company headquartered in the U.S. Virgin Islands. He also served as the Controller for Atlantic Tele-Network from 1992 until 1993. Prior to joining Atlantic Tele-Network, Mr. Knock worked as an audit manager with Deloitte & Touche. Mr. Knock is a certified public accountant and has a Bachelor of Business Administration degree in Accounting from the University of Iowa.

Timothy D. Lockhart. Mr. Lockhart is our Vice President—Customer Services and Human Resources. Mr. Lockhart is responsible for all customer service accountabilities for our residential, business and competitive markets. Additionally, he is accountable for all human resource functions within the company. Prior to joining Iowa Telecom in 2000, Mr. Lockhart held human resource positions with the Menasha Corporation from 1993 through 1999. From 1988 to 1992, Mr. Lockhart served in various human resource and operational roles with the Weyerhaeuser Corporation. Mr. Lockhart has a Bachelor of Science degree in Communications from Toccoa Falls College and a Masters of Arts degree in Organizational Development and Business from Arizona State University.

Brian T. Naaden. Mr. Naaden is our Vice President and Chief Information Officer. Mr. Naaden is responsible for our information systems and for our Internet service and our data subsidiary. Prior to joining Iowa Telecom in 2000, Mr. Naaden served as Vice President of Technical Services for McLeodUSA, a communications provider based in Cedar Rapids, Iowa, from 1996 to 2000. From 1984 to 1996, Mr. Naaden held various directorial and managerial positions with MCI, TelecomUSA and Teleconnect. Mr. Naaden has over 22 years of experience in the telecommunications industry.

Michael A. Struck. Mr. Struck is our Vice President—Sales. Prior to joining Iowa Telecom in 2001, Mr. Struck held various positions with MCI WorldCom. From 1998 to 2001, Mr. Struck was responsible for National Account voice and data sales in nine midwestern states. From 1991 through 1997, Mr. Struck held various MCI sales and service management roles in Iowa, Nebraska and South Dakota. From 1983 through 1990, Mr. Struck held various positions within the sales, marketing and engineering departments at Telecom USA and one of its predecessors, Teleconnect Company. Mr. Struck began his career with Northwestern Bell as an Account Executive in 1980. Mr. Struck has a Bachelor of Science degree with a major in Marketing from the University of Iowa.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Practices

It is our objective to motivate and retain talented and dedicated executive officers capable of leading the Company to the successful attainment of its goals and objectives. The Company’s executive compensation programs play an important role in the motivation and retention of management. These compensation programs are administered by the Compensation Committee, which determines the total compensation paid to our principal executive officer and to each of our other executive officers. The Compensation Committee strives to administer each compensation program in a manner that will provide the Company with effective leadership while also making efficient use of the Company’s resources.

The Company’s compensation programs are intended to motivate our executive officers to meet or exceed our expectations of their performance, align their goals and interests with those of our shareholders, retain their talents and services for our benefit in future periods, and attract potential executive officers possessing comparable characteristics should it become necessary or desirable to replace a member of our executive team or supplement our executive capabilities.

Compensation for our executive officers has three primary elements: annual base salaries, short-term incentives in the form of cash bonuses, and long-term incentives awarded pursuant to our stock incentive plan. An executive officer’s total compensation thus has both fixed and variable, or “at-risk,” elements. Base salary is the primary fixed element of total compensation. The Compensation Committee chooses to include base salary as an element of total executive officer compensation as a means of achieving balance between the fixed and “at-risk” elements of compensation.

The “at-risk” elements of an executive officer’s total compensation consist of short-term incentive compensation in the form of an annual cash bonus and long-term incentive compensation in the form of awards of restricted stock that vest ratably over several years.

The payment of short-term incentive compensation is dependent upon the attainment of performance goals. The goals for each executive officer are established annually near the beginning of each fiscal year. While the number of goals established for each executive officer varies, at least one-half of the annual cash bonus payable to each executive officer depends on the Company’s attainment of target levels of an adjusted measure of company-wide earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The balance of the annual cash bonus payable to each executive officer depends on the attainment of other quantitative or qualitative goals.

All of an executive officer’s short-term incentive compensation is “at-risk” in that failure to attain either the company-wide or executive-specific goals for the period will reduce or eliminate the annual cash bonus paid to the executive for that period. The Compensation Committee chooses to include short-term incentive compensation as an element of total executive officer compensation because the committee believes performance-based short-term incentive compensation is an effective means of aligning the personal interests of our executive officers with the financial and other interests of our shareholders.

Long-term incentive compensation in the form of awards of restricted stock that vest ratably over several years is paid only if an executive officer remains in the employ of the Company until the restrictions lapse. Its value to an executive officer depends on the value of the Company’s common stock at the time the restrictions lapse. The Compensation Committee chooses to include long-term incentive compensation as an element of total executive officer compensation because the committee believes awards of restricted stock that vest ratably over several years effectively aligns the personal interests of our executive officers with the interests of our shareholders over the longer-term and promotes their retention.

All three elements of an executive’s total compensation are reviewed annually. Our chief executive officer evaluates the performance of the other executive officers and the Compensation Committee directly evaluates the performance of the chief executive officer. The Compensation Committee determines the short-term incentive compensation for the previous period and all elements of future compensation for all executive officers, after considering the chief executive officer’s report and recommendations as to all other executive officers. The Compensation Committee also establishes the performance goals upon which short-term incentive compensation for all executive officers for the following year is dependent.

In determining the total compensation for each executive officer, the Compensation Committee considers numerous factors, including the responsibilities assigned for the period in question, total compensation paid by comparable companies to their officers with similar responsibilities, and performance. Consideration of performance includes review and assessment of the extent to which individual and company-wide goals were attained.

To assist in the execution of its duties, the Compensation Committee has retained the services of consulting firms with expertise in executive compensation matters. These consulting firms have provided the committee with information on industry pay practices and general advice on compensation design and levels.

In 2005, the Compensation Committee retained the services of Mercer Consulting to assist it in benchmarking the three primary compensation elements: annual base salaries, short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of equity-based compensation. In determining total executive compensation for 2006, the committee considered the information from various published compensation surveys gathered with the assistance of the consultant along with its own collective knowledge of the industry in which the Company operates and the responsibilities assigned to the executive officers. The committee engaged Frederic W. Cook & Co. to assist in a similar benchmarking exercise in late 2006. This analysis included information from various published compensation surveys as well as information for a benchmark group of the following publicly traded telecom companies: Alaska Communications Systems, Centurytel, Cincinnati Bell, Citizens Communications, Commonwealth Telephone, Consolidated Communications, CT Communications, D & E Communications, Eschelon Telecom, Fairpoint Communications, North Pittsburgh Systems, Shenandoah Telecommunications, and Surewest Communications.

Information was also collected regarding a group of publicly traded utilities. The benchmark telecom company analysis included total compensation for the top five officers at each company (salary, annual bonuses, and long-term incentives), retirement benefit practices, and the usage of equity for compensation programs. This information was considered by the Committee in making compensation determinations for 2007.

2006 Executive Compensation Components

We provide our executive officers with a compensation package consisting of base salary and both short- and long-term incentive, or “at-risk,” compensation payable in cash and stock based awards. Short-term incentive compensation is provided in the form of a short term bonus plan, and annually the Compensation Committee establishes financial goals for purposes of short-term incentive compensation. Long-term incentive compensation is provided in the form of awards of restricted stock that vest ratably over several years granted pursuant to the Company’s 2005 Stock Incentive Plan, under which our Compensation Committee can grant the right to receive restricted shares, or other forms of equity compensation to its directors, executive officers or other employees.

Base Salary. Adjustments to base salary generally are considered at the Compensation Committee’s meeting in March of each year. Each year the committee considers an executive officer’s performance, the Company’s overall performance, and how the executive officer’s total compensation compares with that of similar executives at comparable companies.

During 2006, the base salaries of our executive officers were changed to reflect both the annual review based on performance and consideration of information gathered with the assistance of a compensation consultant. The base salary of Alan L. Wells, the Company’s president and chief executive officer was increased from $350,000 to $375,000. The base salaries of the other executive officers were adjusted for 2006 to reflect their performance, their contribution to the Company, and the information gathered with the assistance of a compensation consultant.

Short-Term Cash Incentive Payments. The Company maintains a cash bonus plan that is designed to reward achievement of annual, short-term Company performance levels, the consistent attainment of which the Company believes are critical to its long term success. Each of the named executive officers is eligible to participate in the bonus plan, which provides them with the opportunity to earn a cash bonus payment. The payment, if any, is measured as a percentage of the executive officer’s salary and is based on the achievement of certain criteria established by the Compensation Committee.

For 2006, the Compensation Committee established the bonus payouts, as a percentage of 2006 salary levels, based on its assessment of the appropriate balance and mix between base salary and short-term bonus in determining the total cash to be paid to each executive. In accordance with our contract with Mr. Wells, he is eligible to receive 100% of base salary if target levels of performance objectives were achieved, and 50% to 200% of this target payout amount if threshold or maximum levels, respectively, are achieved. All other named executive officers had target payout percentages ranging from 20% to 30% of base salary, and 50% to 150% of target payout amounts if threshold or maximum levels, respectively, were achieved. The Compensation Committee had full discretion to increase or decrease the amount of any actual payout, including discretion to pay no bonus if certain threshold amounts were not met.

On April 28, 2006 the Compensation Committee determined the following bonus targets and relative Named Executive Officer weighting, because it believes that these measures most effectively promote the Company’s primary short-term goals:

•

Performance based targets. The Company’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA” as defined in the Company’s Annual Report on Form 10-K) for 2006 (target of $124.9 million)

•	50% of Target Bonus for Mr. Wells

•	60% of Target Bonus for all other Named Executive Officers

•	Discretionary based targets. Subject to the sole discretion of the Compensation Committee.

•	50% of Target Bonus for Mr. Wells

•	40% of Target Bonus for all other Named Executive Officers

The total cash bonus the Compensation Committee awarded to each of the Named Executive Officers for 2006 pursuant to the Company’s bonus plan is reflected in two places in the Summary Compensation Table:

(1)	The “Bonus” column which represents the discretionary portion of the short-term cash incentive plan; and
(2)	The “Non-Equity Incentive Plan Compensation” column, which represents the performance portion of the short-term cash incentive plan. For 2006, the Company achieved the performance target of 92.16% of the relative target for each of the Named Executive Officers, based on our actual Adjusted EBITDA of $124.3 million.

The bonuses, all of which were paid in March 2007, are summarized below and the total is compared to each Named Executive Officer’s respective 2006 year-end annual salary level.

Name	Bonus	Non-Equity Incentive Plan Compensation	Total Cash Bonus	2006 Bonus Payout as a Percentage of 2006 Salary
				Actual	Target
Alan L. Wells	$209,700	$172,800	$382,500	102.0%	100.0%
Craig A. Knock	35,748	41,472	77,220	30.9%	30.0%
Brian T. Naaden	20,002	27,648	47,650	23.8%	25.0%
Dennis R. Kilburg	20,227	24,192	44,419	25.4%	25.0%
Donald G. Henry	37,882	22,118	60,000	30.0%	20.0%

Equity-Incentive Awards. The Company maintains an equity-compensation program for executive officers to provide long-term incentives, which aligns the interests of executives with stockholders, and provides a retention incentive. The Compensation Committee has implemented its equity compensation program as part of its goal to make a portion of total direct compensation at risk. The Compensation Committee also prefers equity incentives to cash as a method of providing long-term compensation incentives.

For 2006, all executive officer equity compensation awards have been issued as restricted stock under the Iowa Telecom 2005 Stock Incentive Plan. Under this Plan, Iowa Telecom has not issued any stock options or forms of equity compensation other than restricted stock to its executive officers or other employees. The Compensation Committee believes that restricted stock awards are a preferred mechanism of equity compensation compared to stock options or other devices that derive value from future stock price appreciation due to the high-dividend profile of Iowa Telecom.

The Iowa Telecom Board of Directors has delegated responsibility for administration of the 2005 Stock Incentive Plan, including the authority to approve awards, to the Compensation Committee. The Compensation Committee approved all equity-based compensation awards for 2006 at its meeting in May 2006. In 2007 and in future years, the Compensation Committee intends to review and approve all equity compensation awards to directors and executive officers as soon as practical. In determining the number of shares of restricted stock or performance-based restricted stock to award to any individual under the 2005 Stock Incentive Plan, the Compensation Committee divides the approved grant value for such individual by the closing stock price of Iowa Telecom common stock on the date that the Compensation Committee approves the award (rounded down to the nearest whole share).

During 2006, the Compensation Committee approved the following equity compensation awards to certain executive officers, other than Mr. Wells:

•

Restricted Stock Awards—Each officer may receive a portion of his or her total direct annual compensation for a given year in the form of long-term incentive compensation. During 2006, the Compensation Committee approved awards of restricted stock to all the executive officers, except for Mr. Wells in light of the award he received in 2005 under his employment agreement. All of the restricted shares were granted on May 9, 2006 pursuant to the Company’s 2005 Stock Incentive Plan. Under the terms of a restricted stock agreement, each award vests at a rate of 25% per year commencing on the first anniversary of the date of grant, subject to certain forfeiture provisions.

During the vesting period, the executives have the rights of a stockholder to vote the restricted stock. Additionally, holders of our restricted shares are entitled to receive dividends and other distributions, if any, as and when declared by the board of directors in an effort to reinforce the alignment of the interests of the holders of restricted stock with the interests of our other shareholders. These cash dividends are considered in the Compensation Committee’s assessment of total executive officer compensation.

The Company also maintains the 2002 Stock Incentive Plan, which allows for the issuance of incentive stock options or nonqualified stock options, although the board of directors has determined that no new options will be granted under the 2002 Incentive Plan. All awards under this Plan were made prior to the Company’s initial public offering in November 2004. Under the 2002 Incentive Plan, options have been granted for the purchase of 2,227,714 shares, of which 1,031,795 were redeemed for cash in 2004 in conjunction with the Company’s initial public offering, 513,340 have been exercised and 682,579 remain outstanding as of December 31, 2006. The term of each option did not exceed 10 years from the date of grant. Options granted to employees vested over 3 to 5 years from the date of the grant. All unvested options outstanding at the time of the closing of the initial public offering vested pursuant to the terms of the 2002 Incentive Plan. The exercise price for unexercised options is automatically decreased by the amount of dividends that would have been paid on the shares issuable upon exercise. These dividend equivalent rights are non-cash in nature, as such, executives do not actually receive the dividend payments.

Retirement Plans. Iowa Telecom maintains a defined benefit pension for certain of its employees that were former GTE employees prior to the GTE Acquisition in 2000. For 2006, none of the Named Executive Officers participated in the plan. Iowa Telecom also maintains a qualified 401(k) defined contribution plan (“Iowa Telecom Savings Plan “) for its executive officers and employees. In addition, the Company contributed 3% of salary to the plan, subject to applicable limits under Code section 401(a)(17), which limit was $220,000 for 2006.

Deferred Compensation Plan. The Company maintains an elective Deferred Compensation Plan for its executive officers that is unfunded and any benefit due to the participants is an unsecured general obligation of the Company. The earnings credited to the participant’s account are based on their individual election of one, or more, of the following investments (a) Standard and Poor’s 500 Stock Index (including dividends reinvested), (b) Lehman Brothers Aggregate Bond Index, and (c) a one-year U.S. Treasury Bill. The Company’s Deferred Compensation Plan provides for the following:

•

The Company will credit the eligible participant’s deferred compensation account with the difference between 3% of the participant’s base salary and annual cash bonus compensation for that calendar year, and the amount of the Company’s contributions (other than matching contributions and elective deferrals) made to the participant’s account under the Iowa Telecom Savings Plan for that calendar year.

•

The Company also credits the eligible participant’s deferred compensation account with the matching contribution that the eligible participant would have received if the participant’s deferrals under the Company’s Deferred Compensation Plan had instead been made to the Iowa Telecom Savings Plan, without regard to the annual compensation limits then in effect under Code section 401(a)(17) or any other Code section or rule.

•

Additionally, in accordance with the Employment Agreement with Mr. Wells, the Company also credits Mr. Wells’ deferred compensation account in a dollar amount equal to five percent (5%) of the sum of Mr. Wells’ base salary and annual cash bonus. Such deferrals are credited to Mr. Wells’ deferred compensation account during the year in accordance with the Company’s payroll cycles, and vest immediately. In accordance with the Employment Agreement with Mr. Wells, the amount of the Company’s matching or discretionary contributions for Mr. Wells account under the Company’s defined contribution pension plans and deferred compensation plans shall not exceed $100,000 per year.

In the event of a Change of Control, as defined, the Company shall create and fund an irrevocable trust for the payment of the benefits.

Severance Agreements. If we terminate Mr. Wells’ employment without “cause”, or if Mr. Wells terminates his employment for “good reason”, then (1) Mr. Wells will receive a pro-rated bonus for the year in which such termination occurs based on the Company’s actual results for such year but pro-rated based on the number of days employed during the year, and (2) Mr. Wells will continue to receive his base salary, “target” bonus, and health insurance for 24 months. The agreement also restricts Mr. Wells from competing with the Company for up to 24 months after termination of his employment. The agreement is described in more detail under the caption “Employment Agreement” on page 26.

We do not have employment agreements or change of control agreements with any other executive officers.

Change of Control Agreements. We have entered into an employment agreement with Mr. Wells that, in the event of a termination following a change in control, provide for the following: (1) a pro-rated bonus for the year in which such termination occurs based on the Company’s actual results for such year but pro-rated based on the number of days employed during the year, (2) Mr. Wells will continue to receive his base salary, “target” bonus, and health insurance for 24 months, and (3) the immediate vesting of any unvested restricted stock under the Company’s 2005 Stock Incentive Plan.

For the remainder of the Named Executive Officers, pursuant to the Company’s 2005 Stock Incentive Plan, the restricted shares become vested in full upon a termination of employment by the Company without Cause, or upon a termination of employment by the Named Executive Officer for Good Reason, within 12 months after a Change of Control.

Perquisites and Other Personal Benefits. We do not provide substantial perquisites to executives that are not available to substantially all other salaried employees. We do provide executives with personal use of Company provided vehicles and, in one instance, a dining club membership to foster business relationships. Our Compensation Committee believes these limited perquisites are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior executives. The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

Other Matters

Indemnity Agreements. Iowa Telecom’s charter and bylaws provide indemnification for its officers and directors to the maximum extent permitted by law. In general, the Company will pay the costs of legal defense, settlements or judgments on behalf of the officer or director relating to actions taken in the course of employment or service with Iowa Telecom, as long as such conduct meets applicable standards.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement on Schedule 14A.

MEMBERS OF THE AUDIT COMMITTEE

Craig A. Lang, Chair
Norman C. Frost
Brian G. Hart

EXECUTIVE COMPENSATION

Summary Compensation Table

As of December 31, 2006, Iowa Telecom had ten executive officers. The following table summarizes the compensation of each of our named executive officers for the fiscal year ended December 31, 2006. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers ranked by their total compensation in the table below (collectively the “Named Executive Officers”).

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Alan L. Wells Chairman and Chief Executive Officer	2006	$371,154	$209,700	$400,071	$671,249	$172,800	$—	$96,394	$1,921,368
Craig A. Knock Vice President, Chief Financial Officer, and Treasurer	2006	242,308	35,748	156,785	72,303	41,472	—	16,500	565,116
Brian T. Naaden Vice President and Chief Information Officer	2006	193,846	20,002	98,547	57,847	27,648	—	16,500	414,390
Dennis R. Kilburg Vice President—Engineering	2006	169,615	20,227	55,549	93,415	24,192	—	16,246	379,244
Donald G. Henry Vice President, General Counsel and Secretary	2006	190,769	37,882	61,227	17,389	22,118	—	16,500	345,885

(1)	Includes amounts deferred under the Iowa Telecommunications Services, Inc. Deferred Compensation Plan. For additional information about deferred compensation in 2006, see the Nonqualified Deferred Compensation table and accompanying footnotes and narrative.
(2)	Represents 2006 discretionary cash bonus award for each of the Named Executive Officers. See the Short-Term Cash Incentive Payments section in the accompanying Compensation Discussion and Analysis. The Company paid all these amounts in March 2007.
(3)	Represents the compensation costs of equity grants for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. See the Company’s Annual Report on Form 10-K for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for equity grants is expensed over the number of months of service required for the grant to become non-forfeitable. For additional information about stock-based grants made in 2006, see the Grants of Plan-Based Awards table and accompanying footnotes and narrative.
(4)	Represents the non-cash compensation costs of the dividend equivalent rights that are accrued on options for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. Pursuant to the Company’s 2002 Stock Incentive Plan, the per share exercise price of each outstanding option is reduced by the amount of dividends paid on our Common Stock. See the Company’s Annual Report on Form 10-K for the assumptions made in determining FAS 123R values. For additional information about the non-cash dividend equivalent rights, see the Equity Incentive Awards section in the accompanying Compensation Discussion and Analysis. Certain amounts included in this column in 2006, and in the future, will be double counted in the Option Exercises table, to the extent any Named Executive Officer exercised options in the current period.
(5)	Represents 2006 performance-based cash bonus award for each of the Named Executive Officers. The Company paid all of these amounts in March 2007. See the Short-Term Cash Incentive Payments section in the accompanying Compensation Discussion and Analysis for further information about the performance bonus based on Adjusted EBITDA.
(6)	None of the Named Executive Officers participates in the Company’s Pension Plan. The Change in Pension Value and Non-qualified Deferred Compensation Earnings column also reports the amount of above market earnings on compensation that is deferred outside of tax-qualified plans. No amount is reported because above market rates are not permitted under the Iowa Telecommunications Services, Inc. Deferred Compensation Plan and similar investments are available to all participants in the Company’s tax qualified plans. For additional information about deferred compensation in 2006, see the Nonqualified Deferred Compensation table and accompanying footnotes and narrative.
(7)	See All Other Compensation table and accompanying footnotes and narrative.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

Name	Matching contribution to 401 (k) Plan(1)	Discretionary contribution to 401 (k) Plan(2)	Company Contribution to Deferred Compensation Plan(3)	Total(4)
Alan L. Wells	$9,900	$6,600	$79,894	$96,394
Craig A. Knock	9,900	6,600	—	16,500
Brian T. Naaden	9,900	6,600	—	16,500
Dennis R. Kilburg	9,748	6,498	—	16,246
Donald G. Henry	9,900	6,600	—	16,500

(1)	Represents the Company matching contribution to the 401(k) Plan for each of the Named Executive Officers.
(2)	Represents the Company discretionary contribution to the 401(k) Plan for each of the Named Executive Officers.
(3)	Represents the Company credit to the Iowa Telecommunications Services, Inc. Deferred Compensation Plan for each of the Named Executive Officers. For additional information about deferred compensation in 2006, see the Nonqualified Deferred Compensation table and accompanying footnotes and narrative.
(4)	The Company provides perquisites to certain of the Named Executive Officers as described in the Compensation Discussion and Analysis section under the caption “Perquisites and Other Personal Benefits.” For 2006, the value of such perquisites to each of the Named Executive Officers was less than $10,000 in the aggregate.

Grants of Plan-Based Awards

The following table sets forth information for each Named Executive Officer with respect to estimated possible payouts under non-equity incentive plan awards that could have been earned for 2006 and the Stock Awards and Grant Date Fair Value of such awards granted in 2006:

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (#)(2)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan L. Wells	$93,750	$187,500	$375,000	—	—	—	—	—	—	—
Craig A. Knock	22,500	45,000	67,500	—	—	—	15,000	—	—	$268,950
Brian T. Naaden	15,000	30,000	45,000	—	—	—	8,000	—	—	143,440
Dennis R. Kilburg	13,125	26,250	39,375	—	—	—	6,100	—	—	109,373
Donald G. Henry	12,000	24,000	36,000	—	—	—	8,000	—	—	143,440

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. Payouts under this portion of the bonus plan were based on performance in 2006. The performance targets and the related Named Executive Officer threshold, target and maximum amounts were set on April 28, 2006, as described in the Compensation Discussion and Analysis section under the caption “Short-Term Cash Incentive Payments.” The amounts actually paid under that portion of the bonus plan for 2006 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Represents restricted shares granted on May 9, 2006 pursuant to the Company’s 2005 Stock Incentive Plan to the Named Executive Officers. Under the terms of the restricted stock agreement, each award vests at a rate of 25% per year commencing on the first anniversary of the date of grant, subject to certain forfeiture provisions. Holders of our restricted shares are entitled to receive dividends and other distributions, if any, as and when declared by the board of directors. Restricted stock was not awarded to Mr. Wells in 2006 in light of an award of restricted stock he received in 2005 under his employment agreement.
(3)	The Grant Date Fair Value of the individual Award is calculated using a Grant Date Fair Value per Share amount of $17.93, the price per share on May 9, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan L. Wells	333,671	—	—	$4.55	4/25/2012	100,000	$1,971,000	—	—
	73,445	—	—	5.10	12/12/2012
Craig A. Knock	46,232	—	—	4.55	4/25/2012	45,000	886,950	—	—
Brian T. Naaden	28,232	—	—	4.55	4/25/2012	28,000	551,880	—	—
Dennis R. Kilburg	55,232	—	—	4.55	4/25/2012	16,100	317,331	—	—
Donald G. Henry	15,195	—	—	7.68	1/27/2014	18,000	354,780	—	—

(1)	Pursuant to the Company’s 2002 Stock Incentive Plan, the exercise price per share of Common Stock covered by each outstanding option is reduced by the amount of dividends paid, if any, as and when declared by the board of directors. For 2006 amounts expensed for the dividend equivalent rights on vested options, see the Options Award column included in the Summary Compensation Table. Additionally in the future, as a result of reducing the exercise price for the dividend equivalent rights, certain amounts will be double counted in the Option Exercises table, to the extent any Named Executive Officer exercised options in such period.
(2)	Represents previously granted restricted shares that have not vested pursuant to the Company’s 2005 Stock Incentive Plan to the Named Executive Officers. Holders of our restricted shares are entitled to receive dividends and other distributions, if any, as and when declared by the board of directors. The restricted shares generally become vested in full upon a termination of employment by the Company without Cause, or upon a termination of employment by the Named Executive Officer for Good Reason, within 12 months after a Change of Control. Otherwise, the shares remain forfeitable until the risks of forfeiture lapse according to the following vesting schedule:

	Grant
Name	(a)	(b)	(c)	Total Shares
Alan L. Wells	—	100,000	—	100,000
Craig A. Knock	30,000	—	15,000	45,000
Brian T. Naaden	20,000	—	8,000	28,000
Dennis R. Kilburg	10,000	—	6,100	16,100
Donald G. Henry	10,000	—	8,000	18,000

a.	All of the restricted shares were granted on August 2, 2005 pursuant to the Company’s 2005 Stock Incentive Plan. Under the terms of a restricted stock agreement, each award vests at a rate of 25% per year commencing on the second anniversary of the date of grant, subject to certain forfeiture provisions.
b.	Mr. Wells’ 100,000 shares of restricted stock were granted on August 3, 2005. Pursuant to the Company’s 2005 Stock Incentive Plan and under the terms of a restricted stock agreement, these shares will vest at the rate of 25% per year commencing April 1, 2007, subject to certain forfeiture provisions.
c.	All of the restricted shares were granted on May 9, 2006 pursuant to the Company’s 2005 Stock Incentive Plan. Under the terms of a restricted stock agreement, each award vests at a rate of 25% per year commencing on the first anniversary of the date of grant, subject to certain forfeiture provisions.
(3)	Represents the market value of restricted shares that have not vested using the December 31, 2006 closing stock price of $19.71 per share.

Option Exercises and Stock Vested

The following table provides information, for each of our Named Executive Officers, on the number of options under our 2002 Stock Incentive Plan that were exercised in 2006 and the value realized before payment of any applicable withholding taxes and broker commissions:

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan L. Wells	175,000	$2,356,848	—	—
Craig A. Knock	22,000	279,199	—	—
Brian T. Naaden	30,000	398,267	—	—
Dennis R. Kilburg	21,000	280,586	—	—
Donald G. Henry	—	—	—	—

(1)	As noted in the Summary Compensation Table under Option Awards, pursuant to the Company’s 2002 Stock Incentive Plan, the per share exercise price of each outstanding option is reduced by the amount of dividends paid, if any, as and when declared by the board of directors. For additional information about the non-cash dividend equivalent rights, see the Equity Incentive Awards section in the accompanying Compensation Discussion and Analysis. Certain amounts included under Option Awards in the Summary Compensation Table in 2006, and in the future, will be double counted in the Option Exercises table when realized, to the extent any Named Executive Officer exercised options in the current period.

Pension Benefits

None of the Named Executive Officers are eligible to participate in the Company sponsored Iowa Telecom Pension Plan.

Nonqualified Deferred Compensation

The following table provides information, for each of our Named Executive Officers, on the participation in 2006 in the Iowa Telecommunications Services, Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified and unfunded plan that allows eligible participants to voluntarily defer until retirement up to 50% of base salary and up to 100% of bonus in any given year. Earnings for the participant are credited based on the participant’s election of certain investment indexes authorized under the Deferred Compensation Plan.

Name	Executive Contri- butions in Last FY ($)(1)	Registrant Contri- butions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Alan L. Wells	$38,923	$79,894	$59,022	$—	$534,625
Craig A. Knock	—	—	—	—	—
Brian T. Naaden	—	—	—	—	—
Dennis R. Kilburg	—	—	862	—	9,487
Donald G. Henry	—	—	—	—	—

(1)	All of the amounts reflected as executive contributions are included in the Summary Compensation Table as Salary or Bonus earned.
(2)	Amounts credited to Mr. Wells for 2006 are summarized below:

Deferred Compensation Plan

Excess 3% Credit(a)	Excess 401 (k) Plan contribution matching credit(b)	Other(c)	Total(d)
$16,534	$24,802	$38,558	$79,894

a.	In accordance with the Company’s Deferred Compensation Plan the Company credits the eligible participant’s deferred compensation account with the difference between 3% of the participant’s base salary and annual cash bonus compensation for that calendar year, and the amount of the Company’s contributions (other than matching contributions and elective deferrals) made to the participant’s account under the Iowa Telecom Savings Plan for that calendar year.
b.	In accordance with the Company’s Deferred Compensation Plan the Company also credits the eligible participant’s deferred compensation account with the matching contribution that the eligible participant would have received if the participant’s deferrals under the Company’s Deferred Compensation Plan had instead been made to the Iowa Telecom Savings Plan, without regard to the annual compensation limits then in effect under Code section 401(a)(17) or any other Code section or rule.
c.	In accordance with the Employment Agreement with Mr. Wells, the Company also credits Mr. Wells’ deferred compensation account in a dollar amount equal to five percent (5%) of the sum of Mr. Wells’ base salary and annual cash bonus. Such deferrals are credited to Mr. Wells’ deferred compensation account during the year in accordance with the Company’s payroll cycles, and vest immediately.
d.	In accordance with the Employment Agreement with Mr. Wells, the amount of the Company’s matching or discretionary contributions for Mr. Wells’ account under the Company’s defined contribution pension plans and deferred compensation plans shall not exceed $100,000 per year.

(3)	The aggregate earnings credited to the participant’s account are based on their individual election of one, or more, of the following investments (a) Standard and Poor’s 500 Stock Index (including dividends reinvested), (b) Lehman Brothers Aggregate Bond Index, and (c) a one-year U.S. Treasury Bill. The average earnings rate for Mr. Wells and Mr. Kilburg was approximately 14% and 10%, respectively. None of these earnings are included in the Summary Compensation Table because substantially similar investments are available to all participants under the tax qualified Iowa Telecom Savings Plan.
(4)	The Plan is unfunded and any benefit due to the participants is an unsecured general obligation of the Company. In the event of a Change of Control, as defined, the Company shall create and fund an irrevocable trust for the payment of the benefits.

Employment Agreement

The Company has entered into an employment agreement with Alan L. Wells, our Chairman, President and Chief Executive Officer. The employment agreement expires on December 31, 2010, and is subject to automatic extensions for successive terms of one year unless either party delivers at least 120 days’ notice of non-renewal. Under his employment agreement, Mr. Wells receives a base salary of at least $375,000, which may be increased following annual review by our board of directors. Mr. Wells also receives an annual bonus equal to a percentage of his base salary, ranging from zero to 200% of base salary if certain goals are met or exceeded. Goals used to assess Mr. Wells’ performance are established by the Compensation Committee in its sole discretion not later than the end of each first fiscal quarter, except that one-half of Mr. Wells’ potential bonus is based on the Company’s “Adjusted EBITDA.” Bonus amounts in excess of 100% of Mr. Wells’ base salary may, in the Compensation Committee’s sole discretion, be paid in the form of restricted stock issued under our 2005 Equity Incentive Plan, valued at fair market value and vesting over three years, subject to accelerated vesting if

Mr. Wells’ employment is terminated by the Company without “cause,” by Mr. Wells for “good reason,” due to Mr. Wells’ death or disability, or due to expiration of the term of the agreement without renewal.

The employment agreement also provides various fringe benefits, including vacation, use of a motor vehicle, participation in the Company’s 401(k) plan, and certain minimum amounts to be credited to Mr. Wells’ account under the Company’s Deferred Compensation Plan. Pursuant to the agreement, Mr. Wells also received a one-time grant of 100,000 shares of restricted stock under our 2005 Equity Incentive Plan, vesting over five-years, subject to accelerated vesting if, in connection with a “change of control” of the Company, Mr. Wells’ employment is terminated by the Company without “cause” or by Mr. Wells for “good reason.”

If we terminate Mr. Wells’ employment without “cause”, or if Mr. Wells terminates his employment for “good reason”, then (1) Mr. Wells will receive a pro-rated bonus for the year in which such termination occurs based on the Company’s actual results for such year but pro-rated based on the number of days employed during the year, and (2) Mr. Wells will continue to receive his base salary, target bonus, and health insurance for 24 months. The agreement also restricts Mr. Wells from competing with the Company for up to 24 months after termination of his employment.

We do not have employment agreements or change of control agreements with any other members of our management team.

POTENTIAL PAYMENTS DUE UPON TERMINATION OR A CHANGE OF CONTROL

Upon the termination of a Named Executive Officer, such person may be entitled to payments or the provision of other benefits, depending on the event triggering the termination. The events that would trigger a Named Executive Officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits, are described in the following table. The following table assumes a termination date and, where applicable, a change in control date of December 31, 2006, and a stock price of $19.71 per share, which was the closing price of one share of our common stock on December 29, 2006 (the last trading day of 2006):

Termination Reason	Alan L. Wells	Craig A. Knock	Brian T. Naaden	Dennis R. Kilburg	Donald G. Henry
Voluntary Resignation	$—	$—	$—	$—	$—
Involuntary Termination for Cause	—	—	—	—	—
Involuntary Termination Without Cause	1,709,988	—	—	—	—
Involuntary Termination Without Cause, or Termination For Good Reason, within 1 year after a Change in Control	3,680,988	886,950	551,880	317,331	354,780
Disability	—	—	—	—	—
Death	—	—	—	—	—
Retirement	—	—	—	—	—

Voluntary Resignation and Involuntary Termination for Cause

In the event of voluntary resignation and involuntary termination for cause, none of the Named Executive Officers is entitled to any enhanced or further benefits from the Company.

Involuntary Termination Without Cause or Termination by the Executive For Good Reason

As described in the “Compensation Discussion and Analysis—Employment Agreement”, we have entered into an employment agreement with Mr. Wells pursuant to which, in the event of involuntary termination without cause, or termination by Mr. Wells for good reason, he will be entitled to receive the following: (1) a pro-rated bonus for the year in which such termination occurs based on the Company’s actual results for such year but pro-rated based on the number of days employed during the year, and (2) Mr. Wells will continue to receive his base salary, “target” bonus, and health insurance for 24 months. The agreement also restricts Mr. Wells from competing with the Company for up to 24 months after termination of his employment.

The other Named Executive Officers are employees at will and, except in the case of a termination following a change in control, are not entitled to any severance benefits upon involuntary termination or termination by the executive for good reason.

Termination Following a Change in Control

As described in the “Compensation Discussion and Analysis—Employment Agreement”, we have entered into an employment agreement with Mr. Wells that, in the event of a termination following a change in control, provide for the following: (1) a pro-rated bonus for the year in which such termination occurs based on the Company’s actual results for such year but pro-rated based on the number of days employed during the year, (2) Mr. Wells will continue to receive his base salary, target bonus, and health insurance for 24 months, and (3) the immediate vesting of any unvested restricted stock under the Company’s 2005 Stock Incentive Plan.

For the remainder of the Named Executive Officers, pursuant to the Company’s 2005 Stock Incentive Plan, the restricted shares become vested in full upon a termination of employment by the Company without Cause, or upon a termination of employment by the Named Executive Officer for Good Reason, within 12 months of a Change of Control.

Payments Made Upon Disability

In the event of a termination due to a Disability, none of the Named Executive Officers is entitled to any enhanced or further benefits from the Company.

Payments Made Upon Death

In the event of death, none of the Named Executive Officer spouses or dependents is entitled to any severance benefits upon death of the Named Executive Officer.

Payments Made Upon Retirement

In the event of normal retirement, none of the Named Executive Officers is entitled to any enhanced or further benefits from the Company.

Other

The amounts shown above for each of the Named Executive Officers do not include payments and benefits generally provided on a non-discriminatory basis to similarly situated salaried employees of the Company upon the termination of their employment with the Company, including: (a) accrued salary, profit sharing, and unused vacation benefits, (b) distributions of account balances under the Company’s qualified 401(k) plan, (c) accrued benefits under the Nonqualified Deferred Compensation Plan, (d) vested stock options granted under the 2002 Stock Incentive Plan, and (e) any severance benefits generally made available to severed employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Telecommunications Service Arrangements with Iowa Network Services

We currently have several agreements with Iowa Network Services (“INS”), which owned more than 5% of the shares of our common stock outstanding during part of 2006. We sell network and special access services to INS. In 2006 we recognized $2.3 million related to these services. We also purchase certain services including switch monitoring and telecommunication circuits from INS and resell certain products obtained from INS. In 2006 we recognized expenses of $10.2 million related to these products and services.

Pursuant to its charter, and with the assistance of our Chief Financial Officer and General Counsel, our Audit Committee periodically reviews transactions, if any, between the Company and our officers, directors and beneficial owners to identify and address potential conflicts of interest. The creation or modification of a contractual obligation running to or from a related party requires certification by the responsible business unit leader that the arrangement is no less favorable to the Company than could be obtained in a transaction with an unrelated third-party dealing at arm’s-length. The requirement that the Audit Committee review transactions with related parties is set forth in writing in the committee’s charter. The procedures for certifying the fairness of the transaction are not in writing but are communicated periodically to the Company’s executive officers and other managers by our Chief Financial Officer and General Counsel.

PROPOSAL NO. 2—APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

On April 23, 2007, the board adopted, subject to shareholder approval, the Iowa Telecom 2007 Employee Stock Purchase Plan (the “2007 ESPP”). The primary purpose of the 2007 ESPP is to provide an opportunity for eligible employees of the Company and its subsidiaries to become shareholders of the Company, thereby providing them with an incentive to remain in the Company’s employ, to improve operations, to increase profits and to contribute more significantly to the Company’s success. Shareholder approval of the 2007 ESPP will permit us to provide an attractive means for our employees and the employees of our subsidiaries to accumulate ownership in the Company by purchasing shares at a 5% discount, and will serve to align the interests of those employees and our shareholders. The plan does not result in compensation expense that affects the Company’s operating results under FAS 123R and is not open to executive officers of the Company. The 2007 ESPP is being submitted to our shareholders for approval in order to comply with the requirements of the Internal Revenue Code of 1986, as amended. 500,000 shares of the Company’s common stock will be reserved for issuance to participants pursuant to the 2007 ESPP. The following summary of the material terms of the 2007 ESPP is qualified in its entirety by reference to the full text of the 2007 ESPP, a copy of which is attached as Exhibit A to this proxy statement.

Any full-time or part-time employee of the Company or one of its subsidiaries who has been employed by the Company or a subsidiary for at least thirty days prior to an enrollment period and is customarily employed for more than twenty hours per week and more than five months per year may participate in the plan, except that no employee who holds more than 5% of the Company’s common stock or who serves as an executive officer of the Company may participate. Because participation is voluntary and dependent on each participant’s determination as to percentage of payroll deduction for the purchase of shares, the amount of benefits any employee or class of employees may receive under the plan is not determinable. For information regarding equity plan compensation under all the Company’s equity plans, please see the table on page 35.

Participating employees may contribute to the plan through payroll deductions of at least one percent of their combined base compensation and sales commissions during a one-month purchase period that generally begins on the first day of each month and ends on the last day of each month. Contributions by participating employees are used to purchase shares of our common stock at a price equal to 95% of the fair market value on the last trading day of each month. No participant may accrue the rights to purchase more than $25,000 in our common stock during a calendar year.

Participating employees must enroll in the plan during the enrollment period that precedes each purchase period, and any withdrawal or change in the level of participation will not be effective until the following purchase period. A withdrawing employee is eligible to enroll in the plan again for any subsequent purchase period, so long as the employee submits enrollment forms by any deadline established by the plan administrator. When a participant in the plan terminates employment with the Company or a subsidiary of the Company, participation by the employee in the plan also terminates and the balance of the employee’s payroll deduction account will be paid, in cash, to the employee or, in the case of death, the employee’s estate. In the event a subsidiary ceases to be a subsidiary of the Company, the employees of that subsidiary shall be considered to have terminated their employment as of the date the subsidiary ceases to be a subsidiary of the Company.

The 2007 ESPP will be administered by the Compensation Committee. The committee may, in its sole discretion, authorize the officers of the Company to carry out the day-to-day operation of the plan. The Compensation Committee will, subject to the provisions of the 2007 ESPP, establish and revise the rules and procedures for administering the plan, and will make all other determinations as it may deem necessary or advisable for the administration of the plan. The Compensation Committee also has the exclusive authority to interpret the provisions of the plan. In its sole discretion, the board may take such actions as may be taken by the Compensation Committee, and may appoint another committee to administer the plan.

The 2007 ESPP will terminate on December 31, 2017. The plan may be amended by our board at any time, except that the board cannot, without shareholder approval, adopt any amendment that would increase the number of shares available under the plan, change the employees who may be eligible to participate in the plan or materially modify any other requirements as to eligibility for participation in the plan, or materially increase the benefits accruing to participants under the plan. The plan may be terminated at any time by the board, but termination by the board will not effect any rights under the plan then outstanding.

Board recommendation and shareholder vote required

The Board of Directors recommends a vote FOR the ratification and adoption of the Iowa Telecom 2007 Employee Stock Purchase Plan (Proposal No. 2 on the proxy card). Proxies will be voted FOR the proposal unless otherwise specified. The affirmative vote of the holders of a majority of the shares actually voting on the proposal will be required for approval.

PROPOSAL NO. 3—APPROVAL OF AMENDMENT OF 2005 PLAN

On April 26, 2005, the board adopted, and on June 16, 2005, the shareholders approved, the Iowa Telecommunications Services, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). The purpose of the 2005 Stock Incentive Plan is to promote the interests of Iowa Telecom and our shareholders by aiding us in attracting and retaining employees, officers, consultants, advisors, directors and others who will make substantial contributions to the Company’s growth and financial performance for the benefit of our shareholders.

Awards of restricted stock made pursuant to the 2005 Stock Incentive Plan were utilized by the Compensation Committee to provide long-term incentive compensation to the Company’s executive officers and others since approved in 2005. As of April 23, 2007, 339,300 shares of our common stock have been awarded as restricted stock pursuant to the 2005 Stock Incentive Plan. In addition, an aggregate 2,757 shares were issued since 2005 to two directors who elected to receive a portion of an annual retainer in unrestricted stock. The terms of the 2005 Stock Incentive Plan limit the aggregate number of shares of our common stock that may be issued under all stock-based awards made under the plan to 500,000.

The board believes that continuation of incentive compensation is essential for attracting, retaining and motivating the individuals capable of assuring our future success. To that end, on April 23, 2007, the board adopted, subject to shareholder approval, Amendment No. 1 to the 2005 Stock Incentive Plan. If approved by our shareholders, Amendment No. 1 to the 2005 Stock Incentive Plan will result in three changes to the 2005 Stock Incentive Plan as previously approved. First, it will increase the aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2005 Stock Incentive Plan to 1,500,000 from 500,000. Second, it will change the limitation on awards granted to non-employee directors, which is expressed as a percentage of shares available for awards under the plan, to 10% from 5%. Third, it will extend the life of the 2005 Stock Incentive Plan by two years. Shareholder approval of Amendment No. 1 to the 2005 Stock Incentive Plan will permit us to continue to provide incentives that align the interests of our employees and directors with our shareholders.

The following summary of the material terms of the 2005 Stock Incentive Plan as amended by the board on April 23, 2007, and subject to shareholder approval, is qualified in its entirety by reference to the full text of the 2005 Stock Incentive Plan, a copy of which (prior to Amendment No. 1) was attached to the Company’s 2005 proxy statement and may be obtained without charge upon request to the Company’s Vice President, General Counsel and Secretary.

Administration

The Compensation Committee administers the 2005 Stock Incentive Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Stock Incentive Plan. In addition, the committee can specify whether, and under what circumstances, awards to be received under the 2005 Stock Incentive Plan may be deferred automatically or at the election of either the holder of the award or the committee. Subject to the provisions of the 2005 Stock Incentive Plan, the committee may amend or waive the terms and conditions of an outstanding award. The committee has authority to interpret the 2005 Stock Incentive Plan and establish rules and regulations for the administration of the 2005 Stock Incentive Plan. The board may exercise the powers of the committee at any time.

Eligible Participants

Any employee, officer, consultant, advisor or director providing services to us or any of our affiliates who is selected by the committee is eligible to receive an award under the 2005 Stock Incentive Plan.

Shares Available For Awards

The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2005 Stock Incentive Plan, as amended, is 1,500,000. The closing price of a share of our common stock as reported on the New York Stock Exchange on April 23, 2007 was $20.43. Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 10% percent of the shares available for awards under the plan, as amended.

The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Stock Incentive Plan.

If any shares of our common stock subject to any award or to which an award relates are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the 2005 Stock Incentive Plan. In addition, shares used by award recipients as payment of the exercise price of an award or in satisfaction of the tax obligations relating to an award will be available again for award grants, except that, after ten years from the date the 2005 Stock Incentive Plan is approved by our shareholders, any shares withheld in connection with the satisfaction of tax obligations relating to restricted stock shall not be available for granting awards. Prior to ten years from the date the 2005 Stock Incentive Plan is approved by our shareholders, any previously issued shares that are used by a participant as full or partial payment to us of the purchase or exercise price relating to an award or in connection with the satisfaction of tax obligations relating to an award will again be available for granting awards under the 2005 Stock Incentive Plan.

Types of Awards and Terms and Conditions

The 2005 Stock Incentive Plan permits the granting of:

•	restricted stock and restricted stock units;

•	performance awards of cash or stock;

•	dividend equivalents; and

•	other stock grants.

The 2005 Stock Incentive Plan does not permit grants of stock options or stock appreciation rights.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2005 Stock Incentive Plan or any other compensation plan. Awards can be granted for no cash consideration, or for cash or other consideration as determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The term of awards will be for a period not longer than 10 years from the date of grant.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the committee. If the participant’s employment or service as a director terminates during the vesting period for any reason, the restricted stock and restricted stock units will be forfeited, unless the committee determines that it would be in our best interest to waive the remaining restrictions or accelerate vesting in the event of a participant’s death, disability or retirement or a change in control of the Company.

Performance Awards. Performance awards granted under the 2005 Stock Incentive Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Internal Revenue Code”). Performance awards give participants the right to receive payments in cash or stock based solely upon the achievement of certain performance goals during a specified performance period. The committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m).

Performance goals must be based solely on one or more of the following business criteria: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization (including any adjustments authorized by the committee), net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), dividend payments on common stock, returns (including one or more of return on assets, equity, investment, capital and revenue and total shareholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. The aggregate dollar value of performance awards paid to any recipient in any calendar year may not exceed $5,000,000.

Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares determined by the committee. Dividend equivalents will be subject to other terms and conditions determined by the committee.

Other Stock Grants. The committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the committee and the 2005 Stock Incentive Plan limitations. Non-employee directors are permitted to elect to receive up to one-half of their annual retainer in the form of unrestricted shares of common stock.

Duration, Termination and Amendment. Unless discontinued or terminated by the board, the 2005 Stock Incentive Plan, as amended, will expire on June 14, 2017. No awards may be made after that date. However, any award granted under the 2005 Stock Incentive Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The board may amend, alter or discontinue the 2005 Stock Incentive Plan at any time, although shareholder approval must be obtained for any action that would increase the number of shares of our common stock available, increase the award limits under the 2005 Stock Incentive Plan, or expand the classes or categories of persons eligible to receive awards under the 2005 Stock Incentive Plan. Shareholder approval is also required for any action that would, absent such approval, violate the rules and regulations of the New York Stock Exchange or any other securities exchange applicable to us.

Transferability of Awards

Unless otherwise provided by the committee, awards under the 2005 Stock Incentive Plan may only be transferred by will or by the laws of descent and distribution.

New Plan Benefits

The awards, if any, which will be made to eligible persons under the 2005 Stock Incentive Plan (as amended) are subject to the discretion of the committee and, therefore, are not determinable at this time. The following table sets forth, for the Named Executive Officers, all current Executive Officers as a group, all current directors who are not Executive Officers, as a group, and all employees who are not executive officers or directors, as a group, the dollar value and number of awards granted under the existing 2005 Stock Incentive Plan in 2006.

Name and Position/Group	Dollar Value of Stock Received(1)	Shares of Stock Received(2)
Alan L. Wells President and CEO(3)	$—	—
Craig A. Knock Vice President, CFO and Treasurer	295,650	15,000
Brian T. Naaden Vice President and CIO	157,680	8,000
Dennis R. Kilburg Vice President—Engineering	120,231	6,100
Donald G. Henry Vice President, General Counsel and Secretary	157,680	8,000
Current Executive Officers as a Group (10 persons)	1,375,758	69,800
Current Directors who are not Executive Officers as a Group (6 persons)	15,354	779
Current Employees who are not Executive Officers or Directors as a Group	532,170	27,000

(1)	The dollar value is computed at December 31, 2006, applying the closing price of $19.71 per share, which was the closing price of one share of our common stock on December 29, 2006 (the last trading day of 2006).
(2)	All shares were granted as restricted stock, except for shares granted to “Current Directors who are not Executive Officers as a Group” which represent shares issued upon the election of directors to receive up to one-half of their annual retainer in stock.
(3)	Restricted stock was not awarded to Mr. Wells in 2006 in light of an award of restricted stock he received in 2005 under his employment agreement.

Equity Compensation Plan Information

The following table sets forth information concerning compensation plans previously approved by security holders and not previously approved by security holders as of December 31, 2006.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options Column A	Weighted-Average Exercise Price of Outstanding Options Column B(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) Column C(2)
Equity compensation plans approved by security holders	682,579	$4.72	158,565
Equity compensation plans not approved by security holders

TOTAL	682,579	$4.72	158,565

(1)	Pursuant to the terms of our 2002 Stock Incentive Plan, the exercise price of outstanding options is adjusted to reflect the payment of cash dividends in respect to Common Stock.
(2)	The number of securities noted represents the remaining shares available for future issuance under the Company’s 2005 Stock Incentive Plan, prior to the proposed amendment to increase the number of shares reserved thereunder by 500,000. Although the 2002 Stock Incentive Plan permits the issuance of options to purchase 32,354 additional shares, the board has determined that no further options will be granted under the 2002 Plan.

Federal Income Tax Consequences

As to other awards granted under the 2005 Stock Incentive Plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (b) the amount (if any) paid for the shares by the holder. We will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction

Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2005 Stock Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m) or do not otherwise exceed allowable amounts, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2005 Stock Incentive Plan.

Application of Section 16

Special rules may apply to individuals subject to Section 16 of the Securities Exchange Act of 1934.

Board recommendation and shareholder vote required

The Board of Directors recommends a vote FOR the ratification and adoption of Amendment No. 1 to Iowa Telecom’s 2005 Stock Incentive Plan (Proposal No. 3 on the proxy card). Proxies will be voted FOR the proposal unless otherwise specified. The affirmative vote of the holders of a majority of the shares actually voting on the proposal will be required for approval.

REPORT OF THE AUDIT

COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors and the Audit Committee believe that the composition of the Audit Committee meets the requirements of the rules and regulations of the Securities and Exchange Commission, the New York Stock Exchange (the “NYSE”) and the Sarbanes-Oxley Act of 2002, including the requirement that all committee members be “independent” as defined in Section 303A of the NYSE listing standards. The Audit Committee operates under a written charter adopted by the board of directors in October 2004, a copy of which was appended to the Company’s proxy statement filed in 2005.

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the Company’s accounting, auditing and financial reporting practices. In performing its oversight responsibilities regarding the audit process, the Audit Committee has reviewed and discussed the Company’s consolidated financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles generally accepted in the United States. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended.

The Company’s independent registered public accounting firm also provided and discussed with the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the accounting firm’s independence. Based on these discussions and input from management, the Audit Committee found that the non-audit services provided by the Company’s independent registered public accounting firm during the year ended December 31, 2006 were compatible with maintaining the independent accountants’ independence.

During 2006, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee met periodically, both independently and with management, to review and discuss the Company’s progress on complying with Section 404, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of the internal control financial reporting. The Audit Committee also met periodically with the Company’s independent registered public accounting firm to discuss the Company’s internal controls and the status of its Section 404 compliance efforts. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal controls.

Based upon the Audit Committee’s discussion with management and the Company’s independent registered public accounting firm and the Audit Committee’s review of the representation of management and on the report of the Company’s independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 5, 2007.

MEMBERS OF THE AUDIT COMMITTEE

Brian G. Hart, Chair
Norman C. Frost
Kevin R. Hranicka
Kendrik E. Packer

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Pre-approval Policy

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit and audit-related work and all non-audit work performed by the independent accountants, Deloitte & Touche LLP, must be submitted to the Audit Committee for specific approval in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act to management.

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for fiscal 2006 and 2005 were $446,000 and $490,000, respectively. The audit fees include the audit of our consolidated financial statements and the audit on the effectiveness of the Company’s internal control over financial reporting in accordance with the PCAOB.

Audit-related Fees

The aggregate fees billed for audit-related services rendered by Deloitte & Touche LLP during fiscal 2006 and 2005, which consisted principally of audits and related services of the employee benefit plans, were $33,000 and $29,000, respectively.

Tax Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP during fiscal 2006 and 2005 for tax compliance, tax advice and tax planning in connection with our various tax returns were $40,000 and $24,000, respectively.

All Other Fees

None.

PROPOSAL NO. 4—APPROVAL OF AUDITORS

The Audit Committee of the board of directors approved the retention of Deloitte & Touche LLP as Iowa Telecom’s independent auditors for the year ending December 31, 2007, subject to shareholder approval. Deloitte & Touche LLP has served as Iowa Telecom’s independent auditors since December 31, 2000. Representatives of Deloitte & Touche LLP will be available to answer questions and make statements at the annual meeting.

Board recommendation and shareholder vote required

The Audit Committee of the board of directors recommends a vote FOR the approval and ratification of the appointment of Deloitte & Touche LLP as Iowa Telecom’s independent auditors for the year ending December 31, 2007 (Proposal No. 4 on the proxy card). The affirmative vote of the holders of a majority of the shares actually voting on the proposal will be required for approval.

If the appointment is not ratified, the Audit Committee will select other independent auditors. If the appointment is ratified, the Audit Committee reserves the right to appoint other independent auditors.

ANNUAL REPORT TO SHAREHOLDERS

Iowa Telecom’s 2006 Annual Report to Shareholders accompanies this proxy statement. It includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, which includes a list of exhibits thereto. Iowa Telecom will furnish to shareholders a copy of any such exhibit(s) upon written request and advance payment of reasonable fees related to furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to our Secretary at Iowa Telecommunications Services, Inc., 115 S. Second Avenue West, P.O. Box 1046, Newton, Iowa 50208-1046.

SHAREHOLDERS’ PROPOSALS

In order for a shareholder to have a proposal included in the proxy statement for the 2008 annual meeting of shareholders, the proposal must comply with the procedures identified by Rule 14a-8 under the Exchange Act and be received in writing by Iowa Telecom’s Secretary no later than December 31, 2007. A proposal satisfying such requirements will be considered at the 2008 annual meeting of shareholders.

The following information must be provided regarding each proposal: a brief description of the business desired to be brought before the meeting; the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the following information must be provided regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner; the class, series and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner; a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to bring the business proposed in the notice before the meeting; and any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by Iowa Telecom. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of Iowa Telecom without special compensation therefor. Iowa Telecom expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of Iowa Telecom’s common stock. Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR all of the proposals described in this proxy statement.

We maintain a website at www.iowatelecom.com to provide information to the general public and our shareholders about our products and services. Copies of the reports we file with the SEC are also available at our website, as are our press releases and other general information about the Company. A printed copy of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Audit, Nominating and Governance, and Compensation committee charters is available to any shareholder who requests it from our investor relations department by calling (641) 787-2089, by sending an e-mail request from our website at www.iowatelecom.com or directly to InvestorRelations@iowatelecom.com, or by writing to Investor Relations at Iowa Telecommunications Services, Inc., 115 S. Second Avenue West, P.O. Box 1046, Newton, Iowa 50208-1046

OTHER MATTERS

The board knows of no other matters to be brought before the annual meeting. If matters other than the foregoing should arise at the annual meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy card.

Please complete, sign and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Donald G. Henry
Vice President, General Counsel and Secretary

Dated: April 23, 2007

Exhibit A

IOWA TELECOMMUNICATIONS SERVICES, INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I—ESTABLISHMENT OF PLAN

1.01	Adoption by Board of Directors. By action of the Board of Directors of Iowa Telecommunication Services, Inc. (the “Corporation”) on April 23, 2007, subject to approval by its shareholders, the Corporation has adopted an employee stock purchase plan pursuant to which Eligible Employees of the Corporation and certain of its Subsidiaries may be offered the opportunity to purchase shares of Stock of the Corporation. The terms and conditions of this Plan are set forth in this plan document, as amended from time to time as provided herein. The Corporation intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and shall be construed in a manner consistent with the requirements of Code Section 423 and the regulations thereunder.

1.02	Shareholder Approval and Term. This Plan shall become effective upon its adoption by the Board of Directors and shall terminate December 31, 2017; provided, however, that the Plan shall be subject to approval by the shareholders of the Corporation within twelve (12) months after the Plan is adopted by the Board in the manner provided under Code Section 423 and the regulations thereunder; and provided, further that the Board of Directors may extend the term of the Plan for such period as the Board, in its sole discretion, deems advisable. In the event the shareholders fail to approve the Plan within twelve (12) months after the Plan is adopted by the Board, this Plan shall not become effective and shall have no force and effect, participation in the Plan shall immediately cease, all outstanding options shall immediately be canceled and all payroll deductions shall be returned to the Participants without interest. No shares of stock shall be issued to any Participant for any Phase unless and until the shareholders approve the Plan within such twelve-month period.

ARTICLE II—PURPOSE

2.01	Purpose. The primary purpose of the Plan is to provide an opportunity for Eligible Employees of the Corporation to become shareholders of the Corporation, thereby providing them with an incentive to remain in the Corporation’s employ, to improve operations, to increase profits and to contribute more significantly to the Corporation’s success.

ARTICLE III—DEFINITIONS

3.01	“Administrator” means the Compensation Committee of the Board of Directors or such other Committee appointed by the Board of Directors to administer the Plan. The Board or the Committee may, in its sole discretion, authorize the officers of the Corporation to carry out the day-to-day operation of the Plan. In its sole discretion, the Board may take such actions as may be taken by the Administrator, in addition to those powers expressly reserved to the Board under this Plan.

3.02	“Board of Directors” or “Board” means the Board of Directors of Iowa Telecommunications Services, Inc.

3.03	“Compensation” means the Participant’s combined base compensation and sales commissions, but excludes overtime, bonuses, tips and all other compensation.

3.04	“Corporation” means Iowa Telecommunications Services, Inc., an Iowa corporation.

3.05	“Eligible Employee” means any employee who, as determined on or immediately prior to an Enrollment Period (i) is a United States full-time or part-time employee of the Corporation or one of its Subsidiaries, (ii) has been employed by the Corporation or Subsidiary for at least thirty (30) days prior to such Enrollment Period, (iii) is customarily employed for more than twenty (20) hours per week, (iv) is customarily employed for more than five (5) months during the year, and (v) is not an Executive Officer of the Corporation.

3.06	“Enrollment Period” means the period determined by the Administrator for purposes of accepting elections to participate during a Phase from Eligible Employees.

3.07	“Executive Officer” means the Chairman, President and Chief Executive Officer, Chief Financial Officer and Treasurer, Chief Information Officer, and any Vice-President of the Corporation or any person acting in a similar capacity to the aforementioned persons without regard to title.

3.08	“Fiscal Year” means the fiscal year of the Corporation, which is the calendar year.

3.09	“Participant” means an Eligible Employee who has been granted an option and is participating during a Phase through payroll deductions, but shall exclude those employees subject to the limitations described in Section 9.03 below.

3.10	“Phase” means the period beginning on the date that the option was granted, otherwise referred to as the commencement date of the Phase, and ending on the date that the option was exercised, otherwise referred to as the termination date of the Phase.

3.11	“Plan” means the Iowa Telecommunication Services, Inc. 2007 Employee Stock Purchase Plan.

3.12	“Stock” means the voting common stock of the Corporation.

3.13	“Subsidiary” means any corporation defined as a subsidiary of the Corporation in Code Section 424(f) as of the effective date of the Plan, and such other corporations that qualify as subsidiaries of the Corporation under Code Section 424(f) as the Board approves to participate in this Plan from time to time.

ARTICLE IV—ADMINISTRATION

4.01	Administration. Except for those matters expressly reserved to the Board pursuant to any provisions of the Plan, the Administrator shall have full responsibility for administration of the Plan, which responsibility shall include, but shall not be limited to, the following:

(a)	The Administrator shall, subject to the provisions of the Plan, establish, adopt and revise such rules and procedures for administering the Plan, and shall make all other determinations as it may deem necessary or advisable for the administration of the Plan;

(b)	The Administrator shall, subject to the provisions of the Plan, determine all terms and conditions that shall apply to the grant and exercise of options under this Plan, including, but not limited to, the number of shares of Stock that may be granted, the date of grant, the exercise price and the manner of exercise of an option. The Administrator may, in its discretion, consider the recommendations of the management of the Corporation when determining such terms and conditions;

(c)

The Administrator shall have the exclusive authority to interpret the provisions of the Plan, and each such interpretation or determination shall be conclusive and binding for all purposes and on all persons, including, but not limited to, the Corporation and its Subsidiaries, the shareholders of the Corporation and its Subsidiaries, the Administrator, the directors, officers and employees of the Corporation and its Subsidiaries, and the Participants and the respective successors-in-interest of all of the foregoing; and

(d)	The Administrator shall keep minutes of its meetings or other written records of its decisions regarding the Plan and shall, upon requests, provide copies to the Board.

ARTICLE V—PHASES OF THE PLAN

5.01	Phases. The Plan shall be carried out in one or more Phases of one (1) month each. Unless otherwise determined by the Administrator, in its discretion, Phases shall commence on the first day of each month of each fiscal year during the term of the Plan. No two Phases shall run concurrently.

5.02	Limitations. The Administrator may, in its discretion, limit the number of shares available for option grants during any Phase as it deems appropriate. Without limiting the foregoing, are the event all of the shares of Stock reserved for the grant of options under Section 11.01 is issued pursuant to the terms hereof prior to the commencement of one or more Phases or the number of shares of Stock remaining is so small, in the opinion of the Administrator, as to render administration of any succeeding Phase impracticable, such Phase or Phases may be canceled or the number of shares of Stock limited as provided herein. In addition, if, based on the payroll deductions authorized by Participants at the beginning of a Phase, the Administrator determines that the number of shares of Stock which would be purchased at the end of a Phase exceeds the number of shares of Stock remaining reserved under Section 11.01 hereof for issuance under the Plan, or if the number of shares of Stock for which options are to be granted exceeds the number of shares designated for option grants by the Administrator for such Phase, then the Administrator shall make a pro rata allocation of the shares of Stock remaining available in as nearly uniform and equitable a manner as the Administrator shall consider practicable as of the commencement date of the Phase or, if the Administrator so elects, as of the termination date of the Phase. In the event such allocation is made as of the commencement date of a Phase, the payroll deductions which otherwise would have been made on behalf of Participants shall be reduced accordingly.

ARTICLE VI—ELIGIBILITY

6.01	Eligibility. Subject to the limitations described in Section 9.03, each employee who is an Eligible Employee on or immediately prior to the commencement of a Phase shall be eligible to participate in such Phase. If, in the discretion of the Administrator, any Phase commences on a date other than the first day of the month, whether an employee is an Eligible Employee shall be determined on a date selected by the Administrator, which date shall be at least five (5) business days prior to the commencement date of the Phase.

ARTICLE VII—PARTICIPATION

7.01	Participation. Participation in the Plan is voluntary. An Eligible Employee who desires to participate in any Phase of the Plan must complete the Plan enrollment form provided by the Administrator and deliver such form to the Administrator or its designated representative during the Enrollment Period established by the Administrator prior to the commencement date of the Phase.

7.02

Subsequent Phases. An Eligible Employee who elects to participate in a Phase of a fiscal year shall be deemed to have elected to participate in each subsequent Phase unless such Participant elects to discontinue payroll deductions during a Phase. In such event, such Participant must complete a change of election form or a new Plan enrollment form and file such form with the Administrator during the

Enrollment Period prior to the next Phase with respect to which the Eligible Employee wishes to participate.

ARTICLE VIII—PAYMENT: PAYROLL DEDUCTIONS

8.01	Enrollment. Each Eligible Employee electing to participate shall indicate such election on the Plan enrollment form and designate therein a percentage of such Participant’s Compensation during each pay period during the Phase. Such percentage shall be at least one percent (1%) of such Participant’s Compensation to be paid during such Phase, or such other minimum percentage as the Administrator may establish from time to time; provided, however, that a Participant’s payroll deduction for any pay period during the Phase shall not exceed his or her Compensation for such pay period reduced by all withholding taxes and all other payroll deductions. In order to be effective, such Plan enrollment form must be properly completed and received by the Administrator by the due date indicated on such form, or by such other date established by the Administrator.

8.02	Payroll Deductions. Payroll deductions for a Participant shall commence with the paycheck issued immediately after the commencement date of the Phase and shall terminate with the paycheck issued immediately prior to the termination date of that Phase, unless the Participant elects to discontinue payroll deductions. The authorized payroll deductions shall be made on an after-tax basis over the pay periods of such Phase by deducting from the Participant’s Compensation for each such pay period that percentage specified by the Participant in the Plan enrollment form.

Unless the Participant elected to discontinue payroll deductions (in which event the Participant must complete a change of election form or a new Plan enrollment form, as the case may be, to continue participation for any subsequent Phase), the Corporation shall continue to withhold from such Participant’s Compensation the same designated percentage specified by the Participant in the most recent Plan enrollment form previously completed by the Participant for all subsequent Phases; provided, however, that the Participant may, if he or she so chooses, discontinue payroll deductions for any or all such subsequent Phases by properly completing a new enrollment form during the Enrollment Period for such subsequent Phase and delivering such form to the Administrator by the due date for receipt of such forms for that Phase.

8.03	Change in Compensation During a Phase. In the event that the Participant’s Compensation is increased or decreased during a Phase for any reason so that the amount actually withheld on behalf of the Participant as of the termination date of the Phase is different from the amount anticipated to be withheld as determined on the commencement date of the Phase, then the extent to which the Participant may exercise his or her option shall be based on the amounts actually withheld on his or her behalf, subject to the limitations in Article IX. In the event of a change in the pay period of any Participant, such as from biweekly to monthly, an appropriate adjustment shall be made to the deduction in each new pay period so as to insure the deduction of the proper amount authorized by the Participant.

ARTICLE IX—PURCHASE OF STOCK

9.01	Grant of Option. Subject to Article X, a Participant who has elected to participate in the manner described in Article VIII and who is employed by the Corporation or a Subsidiary as of the commencement date of a Phase shall be granted an option as of such date to purchase that number of whole shares of Stock determined by dividing the total amount to be credited to the Participant’s account by the closing price for a share of the Corporation’s Stock as reported on the New York Stock Exchange or on an established securities exchange as of the commencement date of the Phase. The purchase price per share for such Stock shall be determined under Section 9.02 hereof, and the number of shares exercisable shall be determined under Section 9.03 hereof.

9.02	Purchase Price. Subject to the limitations herein below, the purchase price for such Stock shall be ninety-five percent (95%) of the closing price for a share of the Corporation’s Stock as reported on the New York Stock Exchange or on an established securities exchange as of the termination date of the Phase.

If the Corporation’s Stock is not listed on the New York Stock Exchange or on an established securities exchange, then the purchase price shall equal ninety-five percent (95%) of the fair market value of a share of the Corporation’s Stock as of the termination date of the Phase. Such “fair market value” shall be determined by the Board.

9.03	Limitations. No employee shall be granted an option hereunder:

(a)	Which permits his or her rights to purchase Stock under all employee stock purchase plans of the Corporation or its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time;

(b)	If such employee would own and/or hold, immediately after the grant of the option, Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any Subsidiary. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code and the regulations thereunder shall apply.

(c)	Which, if exercised, would cause the limits established by the Administrator under Section 5.02 to be exceeded.

9.04	Exercise of Option. A Participant’s option for the purchase of shares of Stock will be exercised automatically on the termination date of that Phase. However, in no event shall a Participant be allowed to exercise an option for more shares of Stock than can be purchased with the payroll deductions accumulated by the Participant in his or her bookkeeping account during such Phase.

9.05	Delivery of Shares. The Corporation shall arrange with the Corporation’s transfer agent or other authorized representative to establish, at the direction of the Participant, individual securities accounts to which will be credited that number of whole shares of Stock that are purchased upon such exercise, such securities account to be subject to such terms and conditions as may be imposed by the transfer agent or authorized representative. Notwithstanding the foregoing, the Participant may request that the Corporation’s transfer agent or other authorized representative deliver to the Participant certificates for that number of whole shares of Stock credited to the Participant’s account.

The shares of the Corporation’s common stock credited to the Participant’s account upon the exercise of an option under Section 9.04 of the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Administrator prior to the termination date of the Phase, in the names of the Participant and one other person the Participant may designate as his joint tenant with rights of survivorship, to the extent permitted by law.

Any accumulated payroll deductions remaining after the exercise of the Participant’s option shall be returned to the Participant, without interest, on the first paycheck issued for the payroll period which begins on or immediately after the commencement date of next Phase; provided, however, that the Corporation may, under rules of uniform application, retain such remaining amount in the Participant’s bookkeeping account and apply it toward the purchase of shares of Stock in the next succeeding Phase, unless the Participant requests a refund of such amount.

ARTICLE X—TERMINATION OF EMPLOYMENT

10.01	Termination. If, on or before the termination date of any Phase, a Participant’s employment terminates with the Corporation for any reason, voluntarily or involuntarily, including by reason of retirement or death, the payroll deductions credited to such Participant’s bookkeeping account for such Phase, if any, will be returned to the Participant, without interest, and any options granted to such Participant under the Plan shall immediately lapse and shall not be exercisable. The return of such payroll deductions shall be made to the Participant as soon as administratively practicable following the Participant’s termination of employment. In the event that such termination occurs near the end of a Phase and the Corporation is unable to discontinue payroll deductions for such Participant for his or her final paycheck(s), such deductions shall still be made but shall be returned to the Participant as provided herein. In no event shall the accumulated payroll deductions be used to purchase any shares of Stock.

If the option lapses as a result of the Participant’s death, any accumulated payroll deductions credited to the Participant’s bookkeeping account will be paid to the Participant’s estate, without interest. In the event a Participant dies after exercise of the Participant’s option but prior to delivery of the Stock to be transferred pursuant to the exercise of the option under Section 9.04 above, any such Stock and/or accumulated payroll deductions remaining after such exercise shall be delivered and/or paid by the Corporation to the Participant’s estate.

The Corporation will not be responsible for or be required to give effect to the disposition of any cash or Stock or the exercise of any option in accordance with any will or other testamentary disposition made by such Participant or in accordance with the provisions of any law concerning intestacy, or otherwise. No person shall, prior to the death of a Participant, acquire any interest in any Stock, in any option or in the cash credited to the Participant’s bookkeeping account during any Phase of the Plan.

10.02	Subsidiaries. In the event that any Subsidiary ceases to be a Subsidiary of the Corporation, the employees of such Subsidiary shall be considered to have terminated their employment for purposes of Section 10.01 hereof as of the date the Subsidiary ceased to be a Subsidiary of the Corporation.

ARTICLE XI—STOCK RESERVED FOR OPTIONS

11.01	Shares Reserved. Five-hundred thousand (500,000) shares of Stock, which may be authorized but unissued shares of the Corporation, or the number and kind of securities to which said shares may be adjusted in accordance with Section 13.01 hereof, are reserved for issuance upon the exercise of options to be granted under the Plan. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.

11.02	Rights as Shareholder. The Participant shall have no rights as a shareholder with respect to any shares of Stock subject to the Participant’s option until the date of the issuance of a stock certificate evidencing such shares as provided in Section 9.05. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued, except as otherwise provided in Section 13.01 hereof.

ARTICLE XII—ACCOUNTING AND USE OF FUNDS

12.01

Bookkeeping Account. Payroll deductions for Participants shall be credited to bookkeeping accounts established by the Corporation for each such Participant under the Plan. A Participant may not make any cash payments into such account. Such account shall be solely for bookkeeping purposes and shall not require the Corporation to establish any separate fund or trust hereunder. All funds from payroll deductions received or held by the Corporation under the Plan may be used, without limitation, for any corporate purpose by the Corporation, which shall not be obligated to segregate such funds from its other funds. In no event shall Participants be entitled to interest on the amounts credited to such bookkeeping accounts.

ARTICLE XIII—ADJUSTMENT PROVISION

13.01	General. Subject to any required action by the shareholders of the Corporation, in the event of (i) an increase or decrease in the number of outstanding shares of Stock resulting from a stock dividend, stock split, reverse split, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, or (ii) the Stock is changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or another corporation by reason of a reorganization, merger, consolidation, divestiture (including a spin-off), liquidation, recapitalization, reclassification, stock dividend, stock split, combination of shares, rights offering or any other change in the corporate structure or shares of the Corporation, the Board (or, if the Corporation is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in its sole discretion, may adjust the number and kind of securities subject to and reserved under the Plan and, to prevent the dilution or enlargement of rights of those Eligible Employees to whom options have been granted, may adjust the number and kind of securities subject to such outstanding options and, where applicable, the exercise price per share for such securities.

In the event of sale by the Corporation of substantially all of its assets and the consequent discontinuance of its business, or in the event of a merger, exchange, consolidation, reorganization, divestiture (including a spin-off), liquidation, reclassification or extraordinary dividend (collectively referred to as a “transaction”), after which the Corporation is not the surviving corporation, the Board may, in its sole discretion, at the time of adoption of the plan for such transaction, provide for one or more of the following:

(a)	The acceleration of the exercisability of outstanding options granted at the commencement of the Phase then in effect, to the extent of the accumulated payroll deductions made as of the date of such acceleration pursuant to Article VIII hereof;

(b)	The complete termination of this Plan and a refund of amounts credited to the Participants’ bookkeeping accounts hereunder; or

(c)	The continuance of the Plan only with respect to completion of the then current Phase and the exercise of options thereunder. In the event of such continuance, Participants shall have the right to exercise their options as to an equivalent number of shares of stock of the corporation succeeding the Corporation by reason of such transaction.

In the event of a transaction where the Corporation survives, then the Plan shall continue in effect, unless the Board takes one or more of the actions set forth above. The grant of an option pursuant to the Plan shall not limit in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

ARTICLE XIV—NONTRANSFERABILITY OF OPTIONS

14.01	Nontransferability. Options granted under any Phase of the Plan shall not be transferable and shall be exercisable only by the Participant during the Participant’s lifetime.

14.02	Nonalienation. Neither payroll deductions granted to a Participant’s account, nor any rights with regard to the exercise of an option or to receive Stock under any Phase of the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect.

ARTICLE XV—AMENDMENT AND TERMINATION

15.01	General. The Plan may be terminated at any time by the Board of Directors, provided that, except as permitted in Section 13.01 hereof, no such termination shall take effect with respect to any options then outstanding. The Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Corporation or as may be necessary to comply with Code Section 423, as amended, and the regulations thereunder, or other applicable laws or regulations; provided, however, no such amendment shall, without the consent of a Participant, materially adversely affect or impair the right of a Participant with respect to any outstanding option; and provided, further, that no such amendment shall:

(a)	increase the total number of shares for which options may be granted under the Plan (except as provided in Section 13.01 herein);

(b)	modify the group of Subsidiaries whose employees may be eligible to participate in the Plan or materially modify any other requirements as to eligibility for participation in the Plan; or

(c)	materially increase the benefits accruing to Participants under the Plan;

without the approval of the Corporation’s shareholders, if such approval is required for compliance with Code Section 423, as amended, and the regulations thereunder, or other applicable laws or regulations.

ARTICLE XVI—NOTICES

16.01	General. All notices, forms, elections or other communications in connection with the Plan or any Phase thereof shall be in such form as specified by the Corporation or the Administrator from time to time, and shall be deemed to have been duly given when received by the Participant or his or her personal representative or by the Corporation or its designated representative, as the case may be.

IOWA TELECOMMUNICATIONS SERVICES, INC.

PROXY

COMMON STOCK

ANNUAL MEETING: JUNE 14, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Messrs. Craig A. Knock and Donald G. Henry, and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, upon the following proposals and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Shareholders of Iowa Telecommunications Services, Inc. (“Iowa Telecom”) to be held at Sodexho DMACC Conference Center, 600 North 2nd Avenue West, Newton, Iowa 50208 on Thursday, June 14, 2007 at 10:00 AM central time or any adjournment(s), postponement(s) or other delay(s) thereof (the “Annual Meeting”), all shares of common stock of Iowa Telecom to which the undersigned is entitled to vote at the Annual Meeting. The following proposals are more fully described in the Notice of Annual Meeting and Proxy Statement for the Annual Meeting dated April 23, 2007 (receipt of which is hereby acknowledged).

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AND WILL BE VOTED, EITHER FOR OR AGAINST, AT THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.

(Continued and to be dated and signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

IOWA TELECOMMUNICATIONS SERVICES, INC.

June 14, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20233300000000001000 0

061407

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of two directors to serve as Class III directors whose terms will expire in 2010 (Proposal No. 1).

NOMINEES:

FOR ALL NOMINEES

Craig A. Lang

Class III expires in 2010

H. Lynn Horak

Class III expires in 2010

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

FOR AGAINST ABSTAIN

2. Adoption of Iowa Telecom’s 2007 Employee Stock Purchase Plan (Proposal No. 2).

3. Adoption of Amendment No. 1 to Iowa Telecom’s 2005 Stock Incentive Plan (Proposal No. 3).

4. Approval and ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007 (Proposal No. 4).

5. Such other matters as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on April 23, 2007 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY

PLEASE CHECK THIS BOX IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.